PROSPECTUS SUPPLEMENT
(To Prospectus dated July 8, 2008)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-150455

Up to 50,000,000 Shares of Class A Common Stock
Issuable Upon the Exercise of Subscription Rights

We are distributing, at no cost, non-transferable subscription rights to purchase up to an aggregate of 50,000,000 shares of our Class A Common Stock in this rights offering to persons who owned shares of our Class A Common Stock and Class B Common Stock as of the close of business on August 24, 2009.

You will receive 4.441 subscription rights for each share of our Class A Common Stock and Class B Common Stock that you owned as of the close of business on August 24, 2009. You will not receive any fractional rights, as the aggregate number of subscription rights you receive will be rounded up to the next largest whole number. Each whole subscription right entitles you to purchase one share of Class A Common Stock at the purchase price of $2.00 per share.

The subscription rights are exercisable beginning on the date of this prospectus supplement and continuing until 5:00 p.m., New York City time, on September 29, 2009. We may extend the period for exercising subscription rights in our sole discretion. If you want to participate in this rights offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the subscription agent, Computershare Trust Company, N.A., before that deadline. If you want to participate in this rights offering and you hold shares through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. Please see page S-27 for further instructions on submitting subscriptions. All subscriptions will be held in escrow by the subscription agent through the expiration of this rights offering. We reserve the right to cancel this rights offering at any time.

Shareholders who do not participate in this rights offering will continue to own the same number of shares of our Class A Common Stock, but will own a smaller percentage of the total shares of our Class A Common Stock issued and outstanding after this rights offering to the extent that other shareholders participate in this rights offering. Subscription rights that are not exercised prior to the expiration of this rights offering will expire and have no value. There is no minimum number of shares of our Class A Common Stock that we must sell in order to complete this rights offering.

The subscription rights may not be sold or transferred, except that subscription rights may be transferred to affiliates of the recipient as defined in the section entitled “Rights Offering-Non-Transferability of Subscription Rights” and by operation of law.

Shares of our Class A Common Stock are currently traded on the New York Stock Exchange under the symbol “BBX,” and we will apply for the shares of our Class A Common Stock issued upon the exercise of subscription rights to also be listed on the New York Stock Exchange. The last sale price of our Class A Common Stock on August 24, 2009 was $4.19 per share.

This is not an underwritten offering and there will be no underwriters’ discounts or commissions. Accordingly, the gross proceeds (before expenses) to us will be $2.00 per share and, assuming all subscription rights are exercised in this rights offering, the aggregate gross proceeds (before expenses) to us will be $100 million.

Investing in our securities involves risks. You should carefully read this prospectus supplement and the accompanying base prospectus carefully before you invest. You should also carefully consider the risk factors discussed in the section entitled “Risk Factors” on page S-6 of this prospectus supplement before exercising your subscription rights.

The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

August 28, 2009

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the subscription rights to purchase shares of our Class A Common Stock we are issuing in this rights offering and certain other matters relating to us. The second part, the accompanying base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this rights offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of the subscription rights in this prospectus supplement differs from the description of the subscription rights in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this document. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the subscription rights or of shares of our Class A Common Stock in any state where the offer is not permitted. The information which appears or is incorporated by reference in this document may only be accurate as of the date of this document or the date of the document in which incorporated information appears. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

Prospectus Supplement

QUESTIONS AND ANSWERS RELATED TO THE RIGHTS OFFERING

The following are questions that we anticipate you may have about the rights offering. The answers are based on selected information in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about whether to exercise your subscription rights. We urge you to read the entire prospectus.

Exercising the rights and investing in our securities involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page S-6 of this prospectus as well as the documents listed under the section “Incorporation of Certain Information by Reference” in their entirety before you decide whether to exercise your rights.

What is BankAtlantic Bancorp, Inc.?

BankAtlantic Bancorp, Inc. (NYSE: BBX) (the “Company,” “we,” “us” or “our”) is a Florida-based unitary savings bank holding company that owns BankAtlantic and its subsidiaries. BankAtlantic provides a full line of products and services encompassing retail and business banking. We report our operations through two business segments consisting of BankAtlantic and BankAtlantic Bancorp, Inc., the parent company.

BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952. It is one of the largest financial institutions headquartered in Florida and provides traditional retail banking services and a wide range of business banking products and related financial services through a network of more than 100 branches or “stores” in southeast Florida and the Tampa Bay area, primarily in the metropolitan areas surrounding the cities of Miami, Ft. Lauderdale, West Palm Beach and Tampa, which are located in the heavily-populated Florida counties of Miami-Dade, Broward, Palm Beach, Hillsborough and Pinellas.

As of June 30, 2009, we had total consolidated assets of approximately $5.3 billion and stockholders’ equity of approximately $167 million.

Our Class A Common Stock currently trades on the New York Stock Exchange under the symbol “BBX.” Our principal executive offices are located at 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. Our telephone number is (954) 940-5000. Our Internet website address is www.bankatlanticbancorp.com.  Our Internet website and the information contained in or connected to our Internet website are not incorporated into, and are not part of, this prospectus supplement or the accompanying base prospectus.

What is this rights offering?

This rights offering is an opportunity for you to purchase additional shares of our Class A Common Stock at a fixed price and in an amount proportional to your existing interest in our Class A Common Stock. This enables you to maintain, or if other shareholders of our common stock do not exercise their subscription rights, to increase your current percentage ownership interest in us.

Why are we engaging in this rights offering, and how will we use the proceeds from this rights offering?

During April 2008, we filed a shelf registration statement on Form S-3 covering up to $100 million of shares of our Class A Common Stock, preferred stock, debt securities and subscription rights to purchase shares of our Class A Common Stock. In light of current economic conditions generally, and the adverse conditions in the Florida economy and real estate markets in particular, we have decided to pursue this rights offering to raise capital which can be used to support BankAtlantic and improve the Company’s capital position. Because our stock price is well below the current book value of our shares, we believe that giving our current shareholders the right to purchase our shares is the fairest and most equitable approach to raising capital. This rights offering will give you the opportunity to participate in our equity fund-raising and maintain, or if other shareholders do not exercise their subscription rights, to increase your proportional ownership interest in us. We will have broad discretion in determining how the net proceeds of this rights offering will be used. We currently intend to use the net proceeds of this rights offering for general corporate purposes, including contribution of amounts to the capital of, and to support, BankAtlantic. BankAtlantic’s capital levels at June 30, 2009 exceeded “well capitalized” regulatory capital thresholds.

What is the subscription right?

Each subscription right entitles you to purchase one share of our Class A Common Stock at a subscription price of $2.00 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional subscription rights, but instead we will round up the aggregate number of subscription rights you receive to the next whole number.

Am I permitted to purchase additional shares other than what my subscription right entitles me to purchase?

No. There are no over-subscription rights available in this rights offering.

Who may participate in this rights offering?

Holders of record of our Class A Common Stock and Class B Common Stock as of the close of business on August 24, 2009 are entitled to participate in this rights offering.

Am I required to subscribe in this rights offering?

No. However, any shareholder who chooses not to exercise its subscription rights will experience dilution to its equity interest in the Company to the extent that other shareholders exercise their subscription rights.

How long will this rights offering last?

You will be able to exercise your subscription rights only during a limited period. To exercise your subscription rights, you must do so by 5:00 p.m., New York City time, on September 29, 2009, unless we extend this rights offering. Accordingly, if a rights holder desires to exercise its subscription rights, unless the guaranteed delivery procedures are followed, the subscription agent must actually receive all required documents and payments from the rights holder before the expiration time. We may extend the expiration time for any reason.

How do I exercise my subscription rights?

You may exercise your subscription rights by properly completing and signing your subscription rights certificate and delivering it, with full payment of the subscription price for the shares of our Class A Common Stock for which you are subscribing, to the subscription agent on or prior to the expiration time. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “The Rights Offering - Guaranteed Delivery Procedures.” If you are exercising your subscription rights through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents and payment for the shares of our Class A Common Stock subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

What if my shares are not held in my name?

If you hold your shares of our Class A Common Stock or Class B Common Stock in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of our Class A Common Stock you wish to subscribe for. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase shares of our Class A Common Stock, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank or other nominee, to notify you of this rights offering.

May the board of directors cancel this rights offering?

Yes. The board of directors may decide to cancel this rights offering at any time for any reason.

If this rights offering is terminated, will my subscription payment be refunded to me?

Yes. If we terminate this rights offering, all subscription payments will be returned as soon as practicable following the termination. We will not pay interest on, or deduct any amounts from, subscription payments if we terminate this rights offering. If we terminate this rights offering, we will not be obligated to issue shares of our Class A Common Stock to rights holders who have exercised their subscription rights prior to termination.

May I transfer, sell or give away my subscription rights?

You may not sell, give away or otherwise transfer your subscription rights. However, your subscription rights may be transferred to your affiliates or by operation of law, for example, upon death. See “The Rights Offering — Non-Transferability of Subscription Rights.”

How many shares may I purchase?

You will receive 4.441 subscription rights for each share of our Class A Common Stock and Class B Common Stock that you owned as a holder of record as of the close of business on August 24, 2009. We will not distribute fractional subscription rights, but will round the aggregate number of subscription rights you are entitled to receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of our Class A Common Stock for $2.00 per share.

Are there regulatory limitations on the number of shares I may purchase?

Yes. As a unitary savings and loan holding company, we are subject to regulation by the Office of Thrift Supervision (the “OTS”). Among other things, the OTS has the authority to prevent individuals and entities from acquiring control of us. Under the applicable rules and regulations of the OTS, if, after giving effect to the number of shares of our Class A Common Stock you subscribe for in this rights offering, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, will own (i) more than 10% of our Class A Common Stock and one or more specified control factors exist, then you will be determined, subject to your right of rebuttal, to have acquired control of us or (ii) more than 25% of our Class A Common Stock, then you will be conclusively determined to have acquired control of us, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, you will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to acquiring shares of our Class A Common Stock in this rights offering which would cause your ownership of our Class A Common Stock to exceed either of the thresholds set forth above. We will not be required to issue to you shares of our Class A Common Stock subscribed for in this rights offering until you obtain all required clearances and approvals, including, without limitation, the approval of the OTS, to own or control such shares.

As of August 24, 2009, we had a total of 10,283,906 shares of our Class A Common Stock issued and outstanding. In the event this rights offering is fully subscribed for, there will be approximately 60,283,906 shares of our Class A Common Stock issued and outstanding after this rights offering; however, we do not expect that all of the subscription rights will be exercised. Accordingly, we cannot advise you with certainty the number of shares of our Class A Common Stock that you will be permitted to purchase without receiving the prior approval of the OTS. You are urged to consult with your own legal counsel regarding whether you are required to seek the prior approval of the OTS in connection with your exercise of the subscription rights issued to you.

BFC Financial Corporation (“BFC”), which holds all of the issued and outstanding shares of our Class B Common Stock and approximately 23% of the issued and outstanding shares of our Class A Common Stock, has previously received the required regulatory approvals, including, without limitation, the approval of the

OTS, relating to its control of us and ownership of our common stock. Accordingly, BFC may acquire shares of our Class A Common Stock in this rights offering without obtaining any additional approval of the OTS.

Are there risks associated with exercising my subscription rights?

Yes. The exercise of your subscription rights involves buying additional shares of our Class A Common Stock and should be considered as carefully as you would consider the acquisition of additional shares of our Class A Common Stock in the market or any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page S-6.

After I exercise my subscription rights, may I change my mind and cancel my purchase?

No. Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our Class A Common Stock is below the $2.00 per share subscription price. However, if we amend this rights offering in a way which we believe is material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date of this rights offering will not, in and of itself, be considered a material amendment for these purposes. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our Class A Common Stock at a price of $2.00 per share.

What happens if I choose not to exercise my subscription rights?

You will retain your current number of shares of our Class A Common Stock even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, the percentage of our issued and outstanding Class A Common Stock that you own will diminish, and your voting and other rights will be diluted. Your subscription rights will expire and have no value if they are not exercised by the expiration time.

Will I be charged any fees if I exercise my subscription rights?

We will not charge a fee to holders for exercising their subscription rights. However, any holder exercising its subscription rights through a broker, dealer, bank or other nominee will be responsible for any fees charged by its broker, dealer, bank or other nominee.

If I exercise my subscription rights, when will I receive the shares for which I have subscribed?

We will issue the shares of our Class A Common Stock for which subscriptions have been properly received as soon as practicable after this rights offering expires.

How many shares of Class A Common Stock are currently issued and outstanding, and how many shares will be issued and outstanding after this rights offering?

As of August 24, 2009, we had a total of 10,283,906 shares of our Class A Common Stock issued and outstanding. This number excludes shares of our Class A Common Stock issuable pursuant to outstanding stock options, shares of our Class A Common Stock that may be issued pursuant to our equity compensation and incentive plans and shares of our Class A Common Stock that may be issued upon the conversion of shares of our outstanding Class B Common Stock. The number of shares of our Class A Common Stock that will be issued and outstanding after this rights offering will depend on the number of shares of our Class A Common Stock that are purchased in this rights offering. If we sell all of the shares of our Class A Common Stock being offered, then we will issue 50,000,000 shares of our Class A Common Stock. In that case, there will be approximately 60,283,906 shares of our Class A Common Stock issued and outstanding after this rights offering, which would represent an increase of approximately 486.2% in the number of issued and outstanding shares of our Class A Common Stock. However, we do not expect that all of the subscription rights will be exercised.

How was the $2.00 per share subscription price determined?

Our board of directors determined that the subscription price should be designed to provide an incentive to our current shareholders to exercise their subscription rights. Factors considered by our board of directors in setting the subscription price included the amount of proceeds desired, the market price of our Class A Common Stock during the last six months, the volatility of the market price of our Class A Common Stock, general conditions in the securities markets, our recent operating results, our financial condition, general conditions in the financial services industry, alternatives available to us for raising equity capital and the liquidity of our Class A Common Stock. We also retained Stifel, Nicolaus & Company, Incorporated (“Stifel Nicolaus”), to advise us with respect to an appropriate per-share price range for the subscription price of the shares in this rights offering. A discussion of the factors considered and analysis by Stifel Nicolaus is set forth in the section entitled “The Rights Offering-Determination of Subscription Price” on page S-25. We have agreed to pay Stifel Nicolaus a fee of $175,000 and reimburse it for reasonable out-of-pocket expenses up to an aggregate amount of $10,000 for its services as our financial advisor. The subscription price determined by our board of directors does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of the value of the Company or our Class A Common Stock.

How much money will the Company receive from this rights offering?

If we sell all of the shares of Class A Common Stock being offered, we will receive gross proceeds (before expenses) of approximately $100 million. We are offering shares of our Class A Common Stock in this rights offering with no minimum purchase requirement. As a result, there is no assurance we will sell all or any of the shares of our Class A Common Stock being offered.

What are the United States federal income tax consequences to me of exercising my subscription rights?

The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See “Material U.S. Federal Income Tax Considerations — Taxation of Shareholders.”

Has the board of directors made a recommendation as to whether I should exercise my subscription rights?

No. Our board of directors has not made any recommendation as to whether you should exercise your subscription rights. You should decide whether to subscribe for shares of our Class A Common Stock or simply take no action with respect to your subscription rights based upon your own assessment of your best interests.

What if I have other questions?

If you have other questions about this rights offering, please contact our information agent, Georgeson Inc., by telephone at (888) 219-8320 for shareholders and (212) 440-9800 for banks and brokers.

RISK FACTORS

You should carefully consider the following risks, as well as all other information contained or incorporated by reference into this prospectus, including our financial statements and related notes, before exercising any rights in this rights offering. Our business, operating results or financial condition could be materially and adversely affected by any of these risks. You should also refer to the other information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus.

Risks Related to the Company and BankAtlantic

Adverse market conditions have affected and may continue to affect the financial services industry as well as our business and results of operations.

Our financial condition and results of operations have been, and may continue to be, adversely impacted as a result of the downturn in the U.S. housing market and general economic conditions. Dramatic declines in the national and, in particular, Florida housing markets over the past year, with falling home prices and increasing foreclosures and unemployment, have negatively impacted the credit performance of our loans and resulted in significant asset impairments at all financial institutions, including government-sponsored entities, major commercial and investment banks, and regional and community financial institutions including BankAtlantic. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The continuing economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations. The difficult conditions in the financial markets and real estate markets are not expected to improve in the foreseeable future. A continuation or worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on BankAtlantic and others in the financial services industry. In particular, we may face the following risks in connection with these events:

•	BankAtlantic’s borrowers may be unable to make timely repayments of their loans, or the value of real estate collateral securing the payment of such loans may decrease which could result in increased delinquencies, foreclosures and customer bankruptcies, any of which would increase levels of non-performing loans resulting in significant credit losses, increased expenses and could have a material adverse effect on our operating results.

•	Further disruptions in the capital markets or other events, including actions by rating agencies and deteriorating investor expectations, may result in an inability to borrow on favorable terms or at all from other financial institutions or government entities.

•	Increased regulation of the industry may increase costs and limit BankAtlantic’s activities and operations.

•	Increased competition among financial services companies based on the recent consolidation of competing financial institutions and the conversion of investment banks into bank holding companies may adversely affect BankAtlantic’s ability to market its products and services.

•	BankAtlantic may be required to pay significantly higher Federal Deposit Insurance Corporation (“FDIC”) deposit premiums and assessments.

•	Consumer confidence in the financial industry has weakened and individual wealth has deteriorated, which could lead to declines in deposits and impact liquidity.

•	Continued asset valuation declines could adversely impact our credit losses and result in additional impairment of goodwill and other assets.

A decline in the Florida real estate market has adversely affected, and may continue to adversely affect, our earnings and financial condition.

The continued deterioration of economic conditions in the Florida residential real estate market, including the continued decline in home sales and median home prices year-over-year in all major metropolitan areas in Florida, and the recent downturn in the Florida commercial real estate market, resulted in a substantial increase in non-performing assets and BankAtlantic’s provision for loan losses. The housing industry is in the midst of a substantial and prolonged downturn reflecting, in part, decreased availability of mortgage financing for residential home buyers, reduced demand for new construction resulting in a significant over-supply of housing inventory and increased foreclosure rates. BankAtlantic’s earnings and financial condition continue to be adversely impacted as the majority of its loans are secured by real estate in Florida. We expect that our earnings and financial condition will continue to be unfavorably impacted if market conditions do not improve or deteriorate further. At June 30, 2009, BankAtlantic’s loan portfolio included $242 million of non-accrual loans concentrated in Florida and the Company’s aggregate loan portfolio included $307 million of non-accrual loans concentrated in Florida.

There can be no assurance that steps taken by Congress, the FDIC and the Federal Reserve will stabilize the U.S. financial system.

On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008, as amended (the “EESA”). The legislation was in response to the financial crises affecting the banking system and financial markets, and going concern threats to investment banks and other financial institutions. The U.S. Department of Treasury (the “U.S. Treasury”) and federal banking regulators are implementing a number of programs under this legislation and otherwise to address capital and liquidity issues in the banking system, including the U.S. Treasury’s Capital Purchase Program (the “CPP”), pursuant to which the U.S. Treasury has made senior preferred stock investments in participating financial institutions. In addition, other regulators have taken steps to attempt to stabilize and add liquidity to the financial markets, such as the FDIC’s Temporary Liquidity Guarantee Program, pursuant to which, under the systemic risk exception to the Federal Deposit Act (the “FDA”), the FDIC has offered a guarantee of certain financial institution indebtedness in exchange for an insurance premium payment made to the FDIC by the participating financial institution.

On February 10, 2009, the Treasury announced a new comprehensive financial stability plan (the “Financial Stability Plan”), which earmarked the second $350 billion originally authorized under the EESA. The Financial Stability Plan is intended to, among other things, make capital available to financial institutions, purchase certain legacy loans and assets from financial institutions, restart securitization markets for loans to consumers and businesses and relieve certain pressures on the housing market, including the reduction of mortgage payments and interest rates. In addition, the American Recovery and Reinvestment Act of 2009 (the “ARRA”), which was signed into law on February 17, 2009, includes, among other things, extensive new restrictions on the compensation arrangements of financial institutions participating in the CPP.

There have been numerous actions undertaken in connection with or following EESA, the Financial Stability Plan and ARRA by the Federal Reserve Board, U.S. Congress, the U.S. Treasury, the FDIC, the Securities and Exchange Commission (“SEC”) and others in efforts to address the current liquidity and credit crisis in the financial industry that followed the sub-prime mortgage market meltdown which began in late 2007. These measures include homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; coordinated international efforts to address illiquidity and other weaknesses in the banking sector and other programs being developed.

There can be no assurance, however, as to the actual impact that these government initiatives will have on the financial markets, including the extreme levels of market volatility and limited credit availability currently being experienced. The failure of these government initiatives to stabilize the financial markets, or a continuation or worsening of current financial market conditions, could materially and adversely affect

BankAtlantic’s business, financial condition, results of operations and access to credit. Any such failure may also adversely impact the trading price of the Company’s Class A Common Stock.

In addition, the EESA, ARRA and the Financial Stability Plan are relatively new initiatives and, as such, are subject to change and evolving interpretation. There can be no assurances as to the effects that any further changes will have on the effectiveness of the government’s efforts to stabilize the credit markets or on BankAtlantic’s business, financial condition or results of operations.

As previously announced, the Company and BankAtlantic filed an application to participate in the CPP. The United States Treasury had not, as of August 25, 2009, acted on the application and such application may not be approved. Further, the Company’s decision to defer quarterly payment of interest on its outstanding trust preferred junior subordinated debentures may adversely impact our application to receive funds under the CPP.

The impact on us of recently enacted legislation, in particular the EESA and its implementing regulations, and actions by the FDIC, cannot be predicted at this time.

The programs established or to be established under the EESA and Troubled Asset Relief Program may have adverse effects upon us. Our industry may be subject to increased regulation, and compliance with such regulations may increase our costs and limit our ability to pursue business opportunities. Also, participation in specific programs may subject us to additional restrictions. For example, if we participate in the CPP, our ability to make dividend payments or to repurchase our common stock will be limited and subject to the restrictions contained in that program for so long as any securities issued under such program remain outstanding. It will also subject us to additional executive compensation restrictions, which could make it more difficult for us to attract or retain qualified executives. Similarly, programs established by the FDIC under the systemic risk exception of the FDA, may have an adverse effect on us and we anticipate that the cost of FDIC premiums will increase.

Our loan portfolio is concentrated in real estate lending which makes us more susceptible to credit losses given the current depressed real estate market.

The national real estate market continues to decline significantly, particularly in Florida, BankAtlantic’s primary lending area. BankAtlantic’s loan portfolio is concentrated in commercial real estate loans (virtually all of which are located in Florida and many of which involve residential land development), residential mortgages (nationwide), and consumer home-equity loans (throughout BankAtlantic’s markets in Florida). BankAtlantic has a heightened exposure to credit losses that may arise from this concentration as a result of the significant downturn in the Florida real estate markets. At June 30, 2009, BankAtlantic’s loan portfolio included $2.5 billion of loans concentrated in Florida, which represented approximately 60% of its loan portfolio.

We believe that BankAtlantic’s commercial residential development loan portfolio has significant exposure to further declines in the Florida residential real estate market. The “builder land bank loan” category consists of seven loans and aggregates $59.4 million of which six loans totaling $58.3 million were on non-accrual as of June 30, 2009. The “land acquisition and development loan” category consists of 30 loans and aggregates $191.9 million of which nine loans totaling $61.1 million were on non-accrual as of June 30, 2009. The “land acquisition, development and construction loan” category consists of seven loans and aggregates $19.2 million of which one loan totaling $6.8 million was on non-accrual as of June 30, 2009.

In addition to the loans described above, during 2008, the Company formed an asset workout subsidiary which acquired non-performing commercial and commercial residential real estate loans from BankAtlantic. The balance of these non-performing loans as of June 30, 2009 was $67.9 million with $17.5 million, $16.7 million and $24.8 million of non-accrual “builder land bank loans”, “land acquisition and development loans”, and “land acquisition, development and construction loans,” respectively.

Market conditions may result in our commercial residential real estate borrowers having difficulty selling lots or homes in their developments for an extended period, which in turn could result in an increase in residential construction loan delinquencies and non-accrual balances. Additionally, if the current economic environment continues for a prolonged period of time or deteriorates further, collateral values may decline even further, which is likely to result in increased credit losses in these loans.

Included in the commercial real estate loans are approximately $213 million of commercial non-residential construction loans. These loans could be susceptible to extended maturities or borrower default, and BankAtlantic could experience higher credit losses and non-performing loans in this portfolio if the economy remains at depressed levels, particularly in Florida, or if commercial non-residential real estate market values further decline.

BankAtlantic’s commercial non-residential loan portfolio includes loans collateralized by income producing properties such as retail shopping centers, warehouses, and office buildings. The current recession has negatively impacted the cash flow generated from these rental properties which in turn impacts the borrowers’ ability to fund the debt service on their loans. If market conditions do not improve or deteriorate further, BankAtlantic may recognize higher credit losses on these loans, which would adversely affect our results of operations and financial condition.

In June 2009, Florida’s unemployment rate hit a 33-year high at 10.6% and the national unemployment rate rose to 9.5%. The rising national unemployment has resulted in higher delinquencies and foreclosures on jumbo residential real estate loans during 2009. If these trends continue we could experience higher provisions and charge-offs in our purchased residential loan portfolio.

BankAtlantic’s commercial real estate loan portfolio includes large lending relationships, including five relationships with unaffiliated borrowers involving lending commitments in each case in excess of $30 million. Defaults by any of these borrowers could have a material adverse effect on BankAtlantic’s results.

BankAtlantic’s consumer loan portfolio is concentrated in home equity loans collateralized by Florida properties primarily located in the markets where we operate our store network.

The decline in residential real estate prices and residential home sales throughout Florida has resulted in an increase in mortgage delinquencies and higher foreclosure rates. Additionally, in response to the turmoil in the credit markets, financial institutions have tightened underwriting standards which has limited borrowers’ ability to refinance. These conditions have adversely impacted delinquencies and credit loss trends in BankAtlantic’s home equity loan portfolio and it does not currently appear that these conditions will improve in the near term. Approximately 75% of the loans in BankAtlantic’s home equity portfolio are residential second mortgages and BankAtlantic experienced heightened delinquencies and credit losses in this portfolio during 2008 and the first half of 2009. If current economic conditions do not improve, BankAtlantic may experience higher credit losses from this loan portfolio. Since the collateral for this portfolio primarily consists of second mortgages, it is unlikely that BankAtlantic will be successful in recovering all or any portion of its loan proceeds in the event of a default unless BankAtlantic is prepared to repay the first mortgage and such repayment and the costs associated with a foreclosure are justified by the value of the property.

BankAtlantic’s interest-only residential loans expose it to greater credit risks.

Approximately 50% of BankAtlantic’s purchased residential loan portfolio (approximately $895 million) consists of interest-only loans, with 29% of the principal amount of these loans secured by collateral located in California. While these loans are not considered sub-prime or negative amortizing loans, they are loans with reduced initial loan payments with the potential for significant increases in monthly loan payments in subsequent periods, even if interest rates do not rise, as required amortization of the principal commences. Monthly loan payments will also increase as interest rates increase. This presents a potential repayment risk if the borrower is unable to meet the higher debt service obligations or refinance the loan. As previously noted, current economic conditions in the residential real estate markets and the mortgage finance markets have made it more difficult for borrowers to refinance their mortgages which also increases our exposure to loss.

Nonperforming assets take significant time to resolve and adversely affect our results of operations and financial condition, and could result in further losses in the future.

At December 31, 2008 and June 30, 2009, the Company’s consolidated nonperforming loans totaled $287.4 million and $360.0 million, or 6.65% and 8.94% of our loan portfolio, respectively. At December 31, 2008 and June 30, 2009, the Company’s consolidated nonperforming assets (which include foreclosed real estate) were $307.9 million and $397.4 million, or 5.30% and 7.55% of total assets, respectively. In addition, the Company had, on a consolidated basis, approximately $95.3 million and $46.5 million in accruing loans that were 30-89 days delinquent at December 31, 2008 and June 30, 2009, respectively. Our nonperforming assets adversely affect our net income in various ways. Until economic and real estate market conditions improve, particularly in Florida but also nationally, we expect to continue to incur additional losses relating to an increase in nonperforming loans and nonperforming assets. We do not record interest income on nonperforming loans or real estate owned. When we receive the collateral in foreclosures and similar proceedings, we are required to mark the related collateral to the then fair market value, which often results in a loss. These loans and real estate owned also increase our risk profile and increases in the level of nonperforming loans and nonperforming assets could impact our regulators’ view of appropriate capital levels in light of such risks. While we seek to manage our problem assets through loan sales, workouts, restructurings and otherwise, decreases in the value of these assets, or the underlying collateral, or in these borrowers’ performance or financial conditions, whether or not due to economic and market conditions beyond our control, could adversely affect our business, results of operations and financial condition. In addition, the resolution of nonperforming assets requires significant commitments of time from management, which can be detrimental to the performance of their other responsibilities. There can be no assurance that we will not experience further increases in nonperforming loans in the future or that our nonperforming assets will not result in further losses in the future.

An increase in BankAtlantic’s allowance for loan losses will result in reduced earnings.

As a lender, BankAtlantic is exposed to the risk that its customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans will not be sufficient to assure full repayment. BankAtlantic evaluates the collectability of its loan portfolio and provides an allowance for loan losses that it believes is adequate based upon such factors as:

•	the risk characteristics of various classifications of loans;

•	previous loan loss experience;

•	specific loans that have probable loss potential;

•	delinquency trends;

•	estimated fair value of the collateral;

•	current economic conditions;

•	the views of its regulators; and

•	geographic and industry loan concentrations.

Many of these factors are difficult to predict or estimate accurately, particularly in a changing economic environment. The process of determining the estimated losses inherent in BankAtlantic’s loan portfolio requires subjective and complex judgments and the level of uncertainty concerning economic conditions may adversely affect BankAtlantic’s ability to estimate the incurred losses in its loan portfolio. If BankAtlantic’s evaluation is incorrect and borrower defaults cause losses exceeding the portion of the allowance for loan losses allocated to those loans, our earnings could be significantly and adversely affected. BankAtlantic may experience losses in its loan portfolios or perceive adverse trends that require it to significantly increase its allowance for loan losses in the future, which would reduce future earnings.

Increases in the allowance for loan losses with respect to the loans held by our asset workout subsidiary, or losses in that portfolio which exceed the current allowance assigned to that portfolio, would similarly adversely affect us.

BankAtlantic’s loan portfolio subjects us to high levels of credit and counterparty risk.

We are exposed to the risk that our borrowers or counterparties may default on their obligations. Credit risk arises through the extension of loans, certain securities, letters of credit, financial guarantees and through counterparty exposure on trading and wholesale loan transactions. In an attempt to manage this risk, we seek to establish policies and procedures to manage both on and off-balance sheet (primarily loan commitments) credit risk.

BankAtlantic attempts to manage credit exposure to individual borrowers and counterparties on an aggregate basis including loans, securities, letters of credit, derivatives and unfunded commitments. While credit personnel analyze the creditworthiness of individual borrowers or counterparties, and limits are established for the total credit exposure to any one borrower or counterparty, such limits may not have the effect of adequately limiting credit exposure. BankAtlantic also enters into participation agreements with or acquires participation interests from other lenders to limit its exposure to credit risk, but will be subject to risks with respect to its interest in the loan and will not be in a position to make independent determinations in its sole discretion with respect to its interests. The majority of BankAtlantic’s residential loans are serviced by others. The servicing agreements may restrict BankAtlantic’s ability to initiate work-out and modification arrangements with borrowers which could adversely impact BankAtlantic’s ability to minimize losses on non-performing loans.

We are also exposed to credit and counterparty risks with respect to loans held in our asset workout subsidiary.

Adverse events in Florida, where our business is currently concentrated, could adversely impact our results and future growth.

BankAtlantic’s business, the location of its stores, the primary source of repayment for its small business loans and the real estate collateralizing its commercial real estate loans (and the loans held by our asset workout subsidiary) and its home equity loans are primarily concentrated in Florida. As a result, we are exposed to geographic risks, as unemployment, declines in the housing industry and declines in the real estate market are more severe in Florida than in the rest of the country. Adverse changes in laws and regulations in Florida would have a greater negative impact on our revenues, financial condition and business than similar institutions in markets outside of Florida. Further, the State of Florida is subject to the risks of natural disasters such as tropical storms and hurricanes.

Changes in interest rates could adversely affect our net interest income and profitability.

The majority of BankAtlantic’s assets and liabilities are monetary in nature. As a result, the earnings and growth of BankAtlantic are significantly affected by interest rates, which are subject to the influence of economic conditions generally, both domestic and foreign, events in the capital markets and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve Board. The nature and timing of any changes in such policies or general economic conditions and their effect on BankAtlantic cannot be controlled and are extremely difficult to predict. Changes in interest rates can impact BankAtlantic’s net interest income as well as the valuation of its assets and liabilities.

Banking is an industry that depends to a large extent on its net interest income. Net interest income is the difference between:

•	interest income on interest-earning assets, such as loans; and

•	interest expense on interest-bearing liabilities, such as deposits.

Changes in interest rates can have differing effects on BankAtlantic’s net interest income. In particular, changes in market interest rates, changes in the relationships between short-term and long-term market interest rates, or the yield curve, or changes in the relationships between different interest rate indices can affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income and therefore reduce BankAtlantic’s net interest income. While BankAtlantic has attempted to structure its asset and liability management strategies to mitigate the impact on net interest income of changes in market interest rates, we cannot provide assurances that BankAtlantic will be successful in doing so.

Loan and mortgage-backed securities prepayment decisions are also affected by interest rates. Loan and securities prepayments generally accelerate as interest rates fall. Prepayments in a declining interest rate environment reduce BankAtlantic’s net interest income and adversely affect its earnings because:

•	it amortizes premiums on acquired loans and securities, and if loans or securities are prepaid, the unamortized premium will be charged off; and

•	the yields it earns on the investment of funds that it receives from prepaid loans and securities are generally less than the yields that it earned on the prepaid loans.

Significant loan prepayments in BankAtlantic’s mortgage and investment portfolios in the future could have an adverse effect on BankAtlantic’s earnings as proceeds from the repayment of loans may be reinvested in loans with lower interest rates. Additionally, increased prepayments associated with purchased residential loans may result in increased amortization of premiums on acquired loans, which would reduce BankAtlantic’s interest income.

In a rising interest rate environment, loan and securities prepayments generally decline, resulting in yields that are less than the current market yields. In addition, the credit risks of loans with adjustable rate mortgages may worsen as interest rates rise and debt service obligations increase.

BankAtlantic uses a computer model using standard industry software to quantify its interest rate risk, in support of its Asset/Liability Committee. This model measures the potential impact of gradual and abrupt changes in interest rates on BankAtlantic’s net interest income. While management would attempt to respond to the projected impact on net interest income, there is no assurance that management’s efforts will be successful.

BankAtlantic is subject to liquidity risk as its assets exceed its deposits.

Like all financial institutions, BankAtlantic’s assets exceed customer deposits and changes in interest rates, availability of alternative investment opportunities, a loss of confidence in financial institutions in general or BankAtlantic in particular, and other factors may make deposit gathering more difficult. If BankAtlantic experiences decreases in deposit levels, it may need to increase its borrowings or liquidate a portion of its assets which may not be readily saleable. Additionally, interest rate changes or further disruptions in the capital markets may make the terms of borrowings and deposits less favorable. As a result, there is a risk that the cost of funding will increase or that BankAtlantic will not have funds to meet its obligations. For a further discussion on liquidity refer to “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 incorporated by reference in this prospectus.

BankAtlantic’s “Florida’s Most Convenient Bank” initiative and related infrastructure expansion to support a larger organization has resulted in higher operating expenses, which has had an adverse impact on our earnings.

BankAtlantic’s “Florida’s Most Convenient Bank” initiative, the opening of 32 stores from January 2005 to August 2008 and the related expansion of our infrastructure and operations have required us to provide additional management resources, hire additional personnel, increase compensation, occupancy and marketing expenditures, and take steps to enhance and expand our operational and management information systems. The new stores are located throughout Florida and represent a 51% increase, based on the number of stores, in

BankAtlantic’s retail network. The current economic recession has impacted the length of time required for these new stores to achieve profitability. Employee compensation, occupancy and equipment and advertising expenses have significantly increased since the inception of the initiative, during 2002, from $78.9 million during 2001 to $212.9 million during 2008. As a consequence, BankAtlantic has reorganized its operations in an attempt to improve its performance by significantly reducing operating expenses while focusing on its core businesses and maintaining quality customer service. As part of this strategy, since 2007, BankAtlantic has slowed its store network expansion, reduced staff and reduced its services hours and, in 2008, BankAtlantic sold its five branches located in Orlando to an independent financial institution. While management continues to focus on reducing overall expenses, there is no assurance that BankAtlantic will be successful in efforts to significantly reduce these expenses and the continuation of the current expense structure may have an adverse impact on our results.

BankAtlantic obtains a significant portion of its non-interest income through service charges on core deposit accounts.

BankAtlantic’s deposit account growth has generated a substantial amount of service charge income. The largest component of this service charge income is overdraft fees. Changes in customer behavior as well as increased competition from other financial institutions could result in declines in deposit accounts or in overdraft frequency resulting in a decline in related service charge income. Also, the downturn in the Florida economy could result in the inability to collect overdraft fees and a corresponding increase in our overdraft fee reserves. Additionally, future changes in banking regulations, in particular limitations on retail customer fees, may impact this revenue source. Any of these changes could have a material adverse effect on our results.

Deposit premium insurance assessments have increased substantially and may continue to increase, which has, and may continue to, adversely affect expenses.

In October 2008, the FDIC adopted a restoration plan that increased the rates depository institutions pay for deposit insurance. Under the restoration plan, the assessment rates schedule was raised by 7 basis points for all depository institutions beginning on January 1, 2009 and the assessment rates were raised again on April 1, 2009 based on the risk rating of each financial institution. Additionally, the FDIC announced a 5 basis point special assessment as of June 30, 2009 payable in September 2009. BankAtlantic’s portion of the FDIC depository institution special assessment was estimated at $2.4 million. As a consequence, BankAtlantic’s FDIC insurance premium, including the special assessment, increased from $1.0 million for the six months ended June 30, 2008 to $6.4 million during the same 2009 period. Continued increases in the FDIC deposit insurance will continue to increase BankAtlantic’s expenses, thereby adversely impacting our results.

The Company and BankAtlantic are each subject to significant regulation and the Company’s activities and the activities of the Company’s subsidiaries, including BankAtlantic, are subject to regulatory requirements that could have a material adverse effect on the Company’s business.

The banking industry is an industry subject to multiple layers of regulation. A risk of doing business in the banking industry is that a failure to comply with any of these regulations can result in substantial penalties, significant restrictions on business activities and growth plans and/or limitations on dividend payments, depending upon the type of violation and various other factors. As a holding company, BankAtlantic Bancorp is also subject to significant regulation. Changes in the regulation or capital requirements associated with holding companies generally or BankAtlantic Bancorp in particular could also have an adverse impact.

The Company is a “grandfathered” unitary savings and loan holding company and has broad authority to engage in various types of business activities. The OTS can prevent the Company from engaging in activities or limit those activities if it determines that there is reasonable cause to believe that the continuation of any particular activity constitutes a serious risk to the financial safety, soundness, or stability of BankAtlantic. The OTS can also:

•	limit the payment of dividends by BankAtlantic to the Company;

•	limit transactions between the Company, BankAtlantic and the subsidiaries or affiliates of either;

•	limit the Company’s activities and the activities of BankAtlantic; or

•	Impose capital requirements on the Company or additional capital requirements on BankAtlantic.

We may need to raise additional capital in the future and such capital may not be available when needed or at all.

There is no assurance that the amounts raised in this rights offering will be sufficient to meet the Company’s needs. Accordingly, in light of the current challenging economic environment and the desire for the Company to be in a position to provide capital to BankAtlantic, the Company has and will continue to evaluate the advisability of raising additional funds through the issuance of securities, including through future rights offerings or offers exchanging our common stock for outstanding indebtedness. Any such financing could be obtained through additional public offerings, private offerings, in privately negotiated transactions or otherwise. We could also pursue these financings at the Company level or directly at BankAtlantic or both. Issuances of equity directly at BankAtlantic would dilute the Company’s interest in BankAtlantic. Our outstanding indebtedness at June 30, 2009 consisted primarily of approximately $300 million of indebtedness under our trust preferred junior subordinated debentures. The issuance of our Class A Common Stock in exchange for all or a substantial portion of this indebtedness could be extremely dilutive to existing shareholders.

While BankAtlantic’s capital levels at June 30, 2009 exceeded “well capitalized” regulatory capital thresholds, the OTS has the right to impose additional capital requirements on banks in its discretion or could impose additional capital requirements on BankAtlantic. Our ability to raise additional capital will depend on, among other things, conditions in the financial markets at the time, which are outside of our control, and our financial condition, results of operations and prospects. The ongoing liquidity crisis and the loss of confidence in financial institutions may make it more difficult or more costly to obtain financing.

There is no assurance that such capital will be available to us on acceptable terms or at all. The terms and pricing of any future transaction by the Company or BankAtlantic could result in additional substantial dilution to our existing shareholders and could adversely impact the price of our Class A Common Stock.

Continued capital and credit market volatility may adversely affect our ability to access capital and may have a material adverse effect on our business, financial condition and results of operations.

The capital and credit markets have been experiencing volatility and disruption for more than a year. During early 2009, the volatility and disruption had reached unprecedented levels. In some cases, the markets have produced downward pressure on stock prices and credit availability for issuers without regard to the issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, our ability to access capital as well as our business, financial condition and results of operations could be adversely affected.

Historically we have relied on dividends from BankAtlantic to service our debt and pay dividends, but dividends from BankAtlantic are limited by the OTS and FDIC.

BankAtlantic Bancorp is a holding company and dividends from BankAtlantic have historically represented a significant portion of its cash flows. However, no dividends from BankAtlantic are anticipated or contemplated in the foreseeable future.

BankAtlantic’s ability to pay dividends or make other capital distributions to BankAtlantic Bancorp is subject to regulatory limitations and the authority of the OTS and the FDIC.

Generally, BankAtlantic may make a capital distribution without prior OTS approval in an amount equal to BankAtlantic’s net income for the current calendar year to date, plus retained net income for the previous two years, provided that BankAtlantic does not become under-capitalized as a result of the distribution. However, at December 31, 2008, BankAtlantic had a retained net deficit and therefore is required to obtain approval from the OTS in order to make capital distributions to us. Due to BankAtlantic’s recent losses, BankAtlantic suspended dividends to us in December 2008. In addition, if BankAtlantic participates in the

CPP, its ability to pay dividends to us in the future will be subject to the restrictions contained in that program.

In February 2009, BankAtlantic Bancorp notified the trustees under its trust preferred junior subordinated debentures that it was electing to defer quarterly interest payments, which it has the right to do without default or penalty for up to twenty consecutive quarters. During the deferral period, BankAtlantic Bancorp is not permitted to pay dividends on its common stock. Notwithstanding the deferral, BankAtlantic Bancorp will continue to recognize a liability for the interest accrued and will be required to accrue interest on the deferred interest. At June 30, 2009, BankAtlantic Bancorp had approximately $301.4 million of indebtedness outstanding under the trust preferred junior subordinated debentures at the holding company with maturities ranging from 2032 through 2037. The aggregate annual interest payments on this indebtedness were approximately $14 million based on interest rates at June 30, 2009 and are generally indexed to three-month LIBOR. BankAtlantic Bancorp’s financial condition would be adversely affected if interest payments were deferred for a prolonged time period. BankAtlantic Bancorp anticipates that it will continue to defer interest on its trust preferred junior subordinated debentures for the foreseeable future. For a further discussion refer to “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 incorporated by reference in this prospectus.

Risks Related to Our Class A Common Stock

We are controlled by BFC, and BFC’s control position may adversely affect the market price of our Class A Common Stock.

As of August 24, 2009, BFC owned all of our issued and outstanding Class B Common Stock and 2,389,697 shares, or approximately 23%, of our issued and outstanding Class A Common Stock. At that date however, BFC’s holdings represented approximately 59% of the total voting power of our common stock. Our Class A Common Stock and Class B Common Stock vote as a single group on most matters. Accordingly, BFC is in a position to control the Company, elect our board of directors and significantly influence the outcome of any shareholder vote, except in those limited circumstances where Florida law mandates that the holders of our Class A Common Stock vote as a separate class. BFC’s control position may have an adverse effect on the market price of our Class A Common Stock.

BFC can reduce its economic interest in us and still maintain voting control.

Our Class A Common Stock and Class B Common Stock generally vote together as a single class, with our Class A Common Stock possessing a fixed 53% of the aggregate voting power of all of our common stock and our Class B Common Stock possessing a fixed 47% of such aggregate voting power. Our Class B Common Stock currently represents approximately 9% of our common equity and 47% of our total voting power. As a result, the voting power of our Class B Common Stock does not bear a direct relationship to the economic interest represented by the shares. The issuance of shares of our Class A Common Stock in this rights offering will further dilute the relative economic interest of our Class B Common Stock, but will not decrease the voting power represented by our Class B Common Stock. Further, our Restated Articles of Incorporation provide that these relative voting percentages will remain fixed until such time as BFC and its affiliates own less than 487,613 shares of our Class B Common Stock, which is approximately 50% of the number of shares of our Class B Common Stock that BFC now owns, even if additional shares of our Class A Common Stock are issued. Therefore, BFC may sell up to approximately 50% of its shares of our Class B Common Stock (after converting those shares to Class A Common Stock), and significantly reduce its economic interest in us, while still maintaining its voting power. If BFC were to take this action, it would widen the disparity between the equity interest represented by our Class B Common Stock and its voting power. Any conversion of shares of our Class B Common Stock into shares of our Class A Common Stock in connection with the sale would further dilute the voting interests of the holders of our Class A Common Stock.

Provisions in our charter documents may make it difficult for a third party to acquire us and could depress the price of our Class A Common Stock.

Our Restated Articles of Incorporation and Amended and Restated Bylaws contain provisions that could delay, defer or prevent a change of control of the Company or our management. These provisions could make it more difficult for shareholders to elect directors and take other corporate actions. As a result, these provisions could limit the price that investors are willing to pay in the future for shares of our Class A Common Stock. These provisions include:

•	the provisions in our Restated Articles of Incorporation regarding the voting rights of our Class B Common Stock;

•	the authority of our board of directors to issue additional shares of common or preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval;

•	the division of our board of directors into three classes of directors with three-year staggered terms; and

•	advance notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

Future offerings of equity or debt securities may adversely affect the price of our Class A Common Stock.

In the future, we may offer and sell securities, including shares of Class A Common Stock or securities convertible into or exchangeable for our Class A Common Stock, through future rights offerings or otherwise. We could also pursue these financings at the Company level or directly at BankAtlantic or both. Issuances of equity directly at BankAtlantic would dilute the Company’s interest in BankAtlantic. Future issuances of our Class A Common Stock may dilute the interests of our current shareholders. Preferred stock, if issued, may have a preference on dividend payments that would limit our ability to make a dividend distribution to the holders of our Class A Common Stock. Additionally, upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Class A Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. As a result, our shareholders bear the risk of future offerings at the Company level reducing the price of our Class A Common Stock and future offerings directly at BankAtlantic diluting the Company’s interest in BankAtlantic.

Risks Related to this Rights Offering

The market price of our Class A Common Stock may decrease.

We cannot assure you that the public trading market price of our Class A Common Stock will not either increase or decrease before the subscription rights expire. If you exercise your subscription rights and the market price of our Class A Common Stock goes below $2.00, then you will have committed to buy shares of our Class A Common Stock in this rights offering at a price that is higher than the price at which shares of our Class A Common Stock could be purchased in the market at that time. Moreover, we cannot assure you that you will be able to sell shares of our Class A Common Stock that you purchase in this rights offering at a price equal to or greater than the subscription price. Shares of our Class A Common Stock are currently represented by certificates; however, our board of directors may authorize the issuance of shares of our Class A Common Stock without certificates. You may not be able to sell the shares of our Class A Common Stock that you purchase in this rights offering until certificates representing those shares are delivered to you or, if those shares are uncertificated, those shares are deposited in a book-entry account held on your behalf. As soon as practicable after the expiration of this rights offering, certificates representing the shares of our Class A Common Stock that you purchase in this rights offering will be delivered or, if the shares are uncertificated, the shares will be deposited in a book-entry account held on your behalf.

This rights offering may cause the market price of our Class A Common Stock to decrease.

The number of shares of our Class A Common Stock which may be sold in this rights offering at the subscription price, as well as the fact that the subscription price is below the closing price of our Class A Common Stock on August 24, 2009, may result in an immediate decrease in the market price of our Class A Common Stock. This decrease may continue after the completion of this rights offering. If that occurs, you may have committed to buy shares of our Class A Common Stock in this rights offering at a price greater than the prevailing market price. Further, if a substantial number of subscription rights are exercised and the holders of the shares of our Class A Common Stock received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our Class A Common Stock. There is no assurance that, following the exercise of your subscription rights, you will be able to sell your shares of our Class A Common Stock at a price equal to or greater than the subscription price.

You should not consider the subscription price of our Class A Common Stock as an indication of the value of the Company or our Class A Common Stock.

Our board of directors set all of the terms and conditions of this rights offering, including the subscription price. The subscription price was based on several factors, including the advice of Stifel Nicolaus with respect to a per-share price range, amount of proceeds desired, the current market price of our Class A Common Stock, the volatility of the market price of our Class A Common Stock, general conditions in the securities markets, our recent operating results, our financial condition, general conditions in the financial services industry, alternatives available to us for raising equity capital and the liquidity of our Class A Common Stock. The subscription price does not necessarily bear any relationship to our past operations, cash flows, current financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value of the Company or our Class A Common Stock.

Shareholders who do not fully exercise their subscription rights will have their interests diluted by shareholders who do exercise their subscription rights.

If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of the Company relative to shareholders who fully exercise their subscription rights. For example, if you own 102,839 shares of our Class A Common Stock before this rights offering, or approximately 1% of the issued and outstanding shares of our Class A Common Stock, and you exercise none of your subscription rights while all other subscription rights are exercised, then the percentage ownership represented by your shares will be reduced to approximately 0.17% after this rights offering.

The subscription price determined for this rights offering is below book value.

The subscription price is significantly lower than the Company’s $14.82 per share book value at June 30, 2009. If all shareholders fully exercise their subscription rights, then the per share book value will be immediately diluted by approximately $10.47 per share to $4.35 per share. However, if all shareholders do not fully exercise their subscription rights, then the amount of dilution that you will experience will be less.

We have broad discretion in the use of the net proceeds from this rights offering and may not use them effectively.

We will have broad discretion in determining how the proceeds of this rights offering will be used. While our board of directors believes that flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this rights offering. Investors in this rights offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this rights offering. Our shareholders may not agree with the manner in which we choose to allocate and spend the net proceeds. A failure to apply the net proceeds of this rights offering effectively could have a material adverse effect on us.

There are regulatory limitations on the number of shares you may purchase in this rights offering.

Because we are a unitary savings and loan holding company, the OTS has the authority to, among other things, prevent individuals and entities from acquiring control of us. Under the applicable rules and regulations of the OTS, if, after giving effect to the number of shares of our Class A Common Stock you subscribe for in this rights offering, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, will own (i) more than 10% of our Class A Common Stock and one or more specified control factors exist, then you will be determined, subject to your right of rebuttal, to have acquired control of us or (ii) more than 25% of our Class A Common Stock, then you will be conclusively determined to have acquired control of us, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, you will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to acquiring the number of shares of our Class A Common Stock in this rights offering which would cause your ownership of our Class A Common Stock to exceed either of the thresholds set forth above. We will not be required to issue to you shares of our Class A Common Stock subscribed for in this rights offering until you obtain all required clearances and approvals, including, without limitation, the approval of the OTS, to own or control such shares.

As of August 24, 2009, we had a total of 10,283,906 shares of our Class A Common Stock issued and outstanding. In the event this rights offering is fully subscribed for, there will be approximately 60,283,906 shares of our Class A Common Stock issued and outstanding after this rights offering; however, we do not expect that all of the subscription rights will be exercised and, accordingly, cannot state with certainty the number of shares of our Class A Common Stock that you will be permitted to purchase without receiving the prior approval of the OTS. You are urged to consult with your own legal counsel regarding whether to seek the prior approval of the OTS in connection with your exercise of the subscription rights issued to you.

There is no minimum subscription amount for this rights offering.

We have not established a minimum subscription amount for this rights offering. Accordingly, we may accept your subscription regardless of the actual aggregate amount of proceeds we receive, and, unless we make a material amendment to this rights offering, once you exercise your subscription rights, you may not revoke the exercise. There is no assurance that any particular amount will be raised or that the proceeds received will be sufficient to allow us to accomplish our business objectives.

We may terminate this rights offering and return your subscription payments without interest.

We may, in our sole discretion, decide not to continue with this rights offering or to terminate this rights offering at any time. This decision would be based upon various factors, including market conditions. We currently have no intention to terminate this rights offering, but we are reserving the right to do so. If we terminate this rights offering, neither we nor the subscription agent will have any obligation to you with respect to the subscription rights, except to return your subscription payments, without interest or deduction.

You will not be able to revoke your exercise of subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if circumstances arise after you have subscribed for shares of our Class A Common Stock in this rights offering that cause you to change your mind about investing in our Class A Common Stock, or if this rights offering is extended, you will nonetheless be legally bound to proceed. However, if we amend this rights offering in a way which we believe is material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date of this rights offering will not, in and of itself, be treated as a material amendment for these purposes.

You must act promptly and follow instructions carefully if you want to exercise your subscription rights.

Eligible participants and, if applicable, brokers, dealers, banks and other nominees acting on their behalf, who desire to purchase our Class A Common Stock in this rights offering must act promptly to ensure that, unless guaranteed delivery procedures are followed, all required subscription rights certificates and payments are actually received by the subscription agent before the expiration of this rights offering. The time period to exercise subscription rights is limited. To exercise a subscription right, you or your broker, dealer, bank or other nominee must do so by 5:00 p.m., New York City time, on September 29, 2009, unless we extend this rights offering. If you or your broker, dealer, bank or other nominee fail to complete and sign the required subscription rights certificate, send an incorrect payment amount or otherwise fail to follow the procedures that apply to the exercise of your subscription rights, we may, depending on the circumstances, reject your exercise of subscription rights or accept it to the extent of the payment received. Neither we nor the subscription agent undertake to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription rights certificate or payment or to contact you concerning whether a broker, dealer, bank or other nominee holds subscription rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the applicable procedures.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this prospectus supplement and the accompanying base prospectus, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting us and our operations, markets, products and services, including the impact of the changing regulatory environment, a continued or deepening recession and increased unemployment on our business generally, maintaining BankAtlantic’s capital ratios in excess of all regulatory “well capitalized” levels, as well as the ability of our borrowers to service their obligations and of our customers to maintain account balances; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact on the credit quality of our loans (including those held in our asset workout subsidiary) of a sustained downturn in the economy and in the real estate market and other changes in the real estate markets in our trade area, and where our collateral is located; the quality of our real estate based loans including our residential land acquisition and development loans (including Builder land bank loans, Land acquisition and development loans and Land acquisition, development and construction loans) as well as Commercial land loans, other Commercial real estate loans, Residential loans and Commercial business loans, and conditions specifically in those market sectors; the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws including their impact on the bank’s net interest margin; adverse conditions in the stock market, the public debt market and other financial and credit markets and the impact of such conditions on our activities, the value of our assets and on the ability of our borrowers to service their debt obligations and maintain account balances; BankAtlantic’s seven-day banking initiatives and other initiatives not resulting in continued growth of core deposits or increasing average balances of new deposit accounts or producing results which do not justify their costs; the success of our expense reduction initiatives and the ability to achieve additional cost savings; and the impact of periodic valuation testing of goodwill, deferred tax assets and other assets. Past performance, actual or estimated new account openings and growth may not be indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed herein and in reports filed by us with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008 and the quarterly report on Form 10-Q for the quarter ended June 30, 2009. We caution that the foregoing factors are not exclusive.

USE OF PROCEEDS

Assuming that all subscription rights are exercised, we estimate that we would receive net proceeds in this rights offering of approximately $99,500,000, after deducting offering expenses. We will have broad discretion in determining how the net proceeds of this rights offering will be used. We currently intend to use the net proceeds of this rights offering for general corporate purposes, including contribution to the capital of, and to support, BankAtlantic as needed.

DESCRIPTION OF COMMON STOCK

The following summary describes the material terms of our common stock. For the complete terms of our common stock you should read the more detailed provisions of our Restated Articles of Incorporation and Amended and Restated Bylaws, as well as the applicable provisions of the Florida Business Corporation Act. See “Where You Can Find More Information.”

Our authorized common stock currently consists of 125,000,000 shares of Class A Common Stock, par value $0.01 per share, and 9,000,000 shares of Class B Common Stock, par value $0.01 per share. We also have authorized 10,000,000 shares of preferred stock. See Page 5 of the accompanying base prospectus for a description of our preferred stock and the potential impact of its issuance.

Holders of our common stock are not entitled to preemptive rights. As of August 24, 2009, we had 10,283,906 shares of Class A Common Stock and 975,225 shares of Class B Common Stock issued and outstanding.

Voting Rights

Except as provided by law or as specifically provided in our Restated Articles of Incorporation, holders of our Class A Common Stock and Class B Common Stock vote as a single group. Each share of Class A Common Stock is entitled to one vote and the Class A Common Stock represents in the aggregate 53% of the total voting power of the Class A Common Stock and Class B Common Stock. Each share of Class B Common Stock is entitled to the number of votes per share which will represent in the aggregate 47% of the total voting power of the Class A Common Stock and Class B Common Stock. The fixed voting percentages will be eliminated, and shares of Class B Common Stock will be entitled to only one vote per share, from and after the date that BFC or its affiliates no longer own in the aggregate at least 486,613 shares of Class B Common Stock (which amount is one-half the number of shares it now holds).

Under current Florida law, holders of our Class A Common Stock are entitled to vote as a separate voting group and would therefore have an effective veto power on amendments to our Restated Articles of Incorporation which would have any of the following effects:

•	effect an exchange or reclassification of all or part of the shares of Class A Common Stock into shares of another class of stock;

•	effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class of stock into shares of Class A Common Stock;

•	change the designation, rights, preferences, or limitations of all or a part of the shares of Class A Common Stock;

•	change all or a portion of the shares of Class A Common Stock into a different number of shares of Class A Common Stock;

•	create a new class of shares which have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of Class A Common Stock; or increase the rights, preferences or number of authorized shares of any class of shares that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of Class A Common Stock.

Under current Florida law, holders of Class B Common Stock are entitled to vote as a separate voting group and would therefore have effective veto power on amendments to our Restated Articles of Incorporation which would affect the rights of the Class B Common Stock in substantially the same manner as described above.

Further, under Florida law, holders of Class A Common Stock and Class B Common Stock will be entitled to vote as a separate voting group on any plan of merger or plan of share exchange that contains a provision which, if included in a proposed amendment to our Restated Articles of Incorporation, would require their vote as a separate voting group.

In addition to the rights afforded to our shareholders under Florida law, our Restated Articles of Incorporation provide that the approval of the holders of the Class B Common Stock, voting as a separate voting group, will be required before any of the following actions may be taken:

•	the issuance of any additional shares of Class B Common Stock, other than a stock dividend issued to holders of Class B Common Stock;

•	the reduction of the number of outstanding shares of Class B Common Stock (other than upon conversion of the Class B Common Stock into Class A Common Stock or upon a voluntary disposition to us); or

•	any amendments of the capital stock provisions of the our Restated Articles of Incorporation.

Our Board of Directors is classified into three classes with staggered terms of three years. Cumulative voting is not provided for in our Restated Articles of Incorporation, which means that the holders of shares of our Class A Common Stock and Class B Common Stock representing a majority of the votes cast can elect all of the directors then standing for election.

Convertibility of Class B Common Stock into Class A Common Stock; Ownership Restrictions on Class B Common Stock

Holders of Class B Common Stock possess the right, at any time, to convert any or all of their shares into shares of Class A Common Stock on a share-for-share basis. Only BFC and its affiliates may hold Class B Common Stock and, accordingly, sales of Class B Common Stock to unaffiliated parties would require the conversion of those shares to Class A Common Stock prior to or contemporaneously with the sale. However, the sale of BFC or any other change in control of BFC would not result in the conversion of the shares of Class B Common Stock held by BFC into shares of Class A Common Stock.

Dividends and Other Distributions; Liquidation Rights

Holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by our Board of Directors out of legally available assets subject to regulatory restrictions and limitations. Any distribution per share with respect to Class A Common Stock will be identical to the distribution per share with respect to Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of Class A Common Stock may be declared and issued only in the form of Class A Common Stock while a dividend or other non-cash distribution to holders of Class B Common Stock may be declared and issued in the form of either Class A Common Stock or Class B Common Stock at the discretion of our Board of Directors, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis.

Upon any liquidation, the assets legally available for distribution to shareholders will be distributed ratably among the holders of Class A Common Stock and Class B Common Stock.

Transfer Agent

The transfer agent for our Class A Common Stock is American Stock Transfer & Trust Company. The transfer agent’s address is 59 Maiden Lane, Plaza Level, New York, New York 10038.

Certain Anti-Takeover Effects

The terms of our Class A Common Stock and Class B Common Stock make the sale or transfer of control of the Company or the removal of our incumbent directors unlikely without BFC’s concurrence. Our Restated Articles of Incorporation and Amended and Restated Bylaws also contain other provisions which could have anti-takeover effects. These provisions include, without limitation:

•	the provisions in our Restated Articles of Incorporation regarding the voting rights of our Class B Common Stock;

•	the authority of our board of directors to issue additional shares of common or preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval;

•	the division of our board of directors into three classes of directors with three-year staggered terms; and

•	advance notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

We are also subject to the Florida Business Corporation Act, including provisions related to “control share acquisitions.” These provisions generally provide that shares acquired within specified voting ranges (shares representing in excess of 20%, 33% and 50% of outstanding voting power) will not possess voting rights unless the acquisition of the shares is approved in advance by our board of directors or the voting rights associated with the acquired shares are approved by a majority vote of our disinterested shareholders following the acquisition of the shares. Acquisition of shares of our Class A Common Stock in this rights offering have been approved in advance by our board of directors and accordingly shares of our Class A Common Stock acquired in this rights offering are not subject to the limitations of these provisions. However, see the section entitled “The Rights Offering-Regulatory Limitations” on page S-30 of this prospectus supplement for a discussion of regulatory limitations and requirements associated with the ownership of our common stock.

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page S-6.

The Subscription Rights

General

We are distributing to you, at no cost, 4.441 subscription rights for each share of our Class A Common Stock and Class B Common Stock that you owned as a holder of record as of the close of business on August 24, 2009. You will not receive fractional subscription rights in this rights offering, but instead we have rounded your total aggregate number of subscription rights up to the next largest whole number. Each whole subscription right entitles you to purchase one share of our Class A Common Stock for $2.00 per share. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., New York City time, on September 29, 2009, unless we extend this rights offering. After the expiration of this rights offering, the subscription rights will expire and will no longer be exercisable.

Shares of our Class A Common Stock are currently represented by certificates; however, our board of directors may authorize the issuance of shares of our Class A Common Stock without certificates. You will receive certificates representing the shares that you purchase pursuant to the exercise of your subscription rights or, if the shares are uncertificated, the shares will be deposited in a book-entry account held on your behalf as soon as practicable after the expiration of this rights offering, whether you exercise your subscription rights immediately prior to the expiration time or earlier.

Subscription Price

The subscription price under the subscription rights is $2.00 per share. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition or any other established criteria for value. No change will be made to the subscription price by reason of changes in the trading price of our Class A Common Stock or other factors prior to the expiration of this rights offering.

Determination of Subscription Price

We retained Stifel Nicolaus to advise us with respect to an appropriate per share price range for the subscription price of our shares in the rights offering. Stifel Nicolaus delivered its analysis, which was prepared using customary methodologies in the investment banking industry, to our board of directors prior to the meeting of our board of directors and then met with our board of directors on August 20, 2009. As part of its analysis, Stifel Nicolaus, among other things, (i) reviewed the current financial institution equity capital markets environment generally and in Florida in particular, (ii) reviewed the current and recent historical trading prices and volume of our Class A Common Stock, (iii) reviewed the volume weighted average price of our Class A Common Stock over various time horizons, (iv) reviewed valuation considerations, including tangible book value per share estimates given our current asset quality metrics based on various methodologies used by investors to estimate potential losses in our loan portfolio, (v) discussed the implications of our existing capital structure as it pertains to investor perception and valuation, (vi) performed an analysis of our stockholders’ equity and tangible book value per share both under our existing capital structure and on a pro forma basis under various potential outcomes of the rights offering, (vii) reviewed pricing of precedent common stock offerings by bank and thrift institutions including rights offerings since January 1, 2006 and year to date public common stock offerings, and (viii) reviewed the trading multiples of our Class A Common stock relative to comparable companies, with a focus on multiples of tangible book value, following certain adjustments. Based on its analysis, Stifel Nicolaus concluded that an appropriate range that should be considered by our board of directors as the subscription price for the proposed offering was between $2.00 and $2.50 per share.

Thereafter, after discussion, our board of directors unanimously set the terms and conditions of this rights offering, including the subscription price, the number of shares to be offered, the offering period and prohibitions on oversubscriptions and transferability. Our board of directors determined that the subscription price should among other things be designed to provide an incentive to our current shareholders to exercise their subscription rights. The board considered the analysis presented by Stifel Nicolaus as well as other factors, including the amount of proceeds desired, the market price of our Class A Common Stock during the last six months, the volatility of the market price of our Class A Common Stock, general conditions in the securities markets, our recent operating results, our financial condition, general conditions in the financial services industry, alternatives available to us for raising equity capital and the liquidity of our Class A Common Stock. It was noted that Alan B. Levan, our Chairman and Chief Executive Officer, and John E. Abdo, our Vice Chairman, own shares representing approximately 73.8% of the total voting power of BFC, our controlling shareholder. Messrs. Levan and Abdo are also Chairman and Chief Executive Officer and Vice Chairman of BFC, respectively, and D. Keith Cobb, a member of our board of directors, is also a member of the BFC board of directors. While Messrs. Levan, Abdo and Cobb voted in favor of the terms of the rights, their votes were not counted for purposes of the board of directors’ vote establishing the terms.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of the value of the Company or our Class A Common Stock. We cannot assure you that you will be able to sell shares of our Class A Common Stock purchased in this rights offering at a price equal to or greater than the subscription price. On August 24, 2009, the closing sale price of our Class A Common Stock on the New York Stock Exchange was $4.19 per share.

We have agreed to pay Stifel Nicolaus a fee of $175,000 plus reasonable out-of-pocket expenses up to an aggregate of $10,000 incurred with respect to its services to us in connection with the rights offering. No portion of the fee was contingent upon approval or completion of the rights offering. We have further agreed to indemnify Stifel Nicolaus and certain other parties affiliated or associated with Stifel Nicolaus against certain claims, liabilities and expenses related to or arising in connection with the rendering by Stifel Nicolaus of its services as described above. On February 28, 2007, we completed the sale of Ryan Beck Holdings, Inc., a subsidiary of the Company, to Stifel Financial Corp., the parent company of Stifel Nicolaus. In connection with the sale of Ryan Beck, we received shares of Stifel Financial Corp. These shares were sold and we are no longer a shareholder of Stifel Financial Corp.

Expiration Time

The subscription rights will expire at 5:00 p.m., New York City time, on September 29, 2009, unless we decide to extend this rights offering. If you do not validly exercise your subscription rights prior to that time, your subscription rights will be null and void. We will not be required to issue shares of our Class A Common Stock to you if the subscription agent receives your subscription rights certificate or your payment after that time, regardless of when you sent the subscription rights certificate and payment, unless you send them in compliance with the guaranteed delivery procedures described below.

Cancellation and Amendment of Rights Offering

We may cancel this rights offering in our sole discretion at any time for any reason, including as a result of a change in the market price of our Class A Common Stock. If we cancel this rights offering, any funds you paid will be refunded, without interest or deduction.

We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date of this rights offering will not, in and of itself, be a material amendment for these purposes.

Non-Transferability of Subscription Rights

Except in the limited circumstances described below, only you may exercise your subscription rights, and you may not sell, give away or otherwise transfer your subscription rights.

You may, however, transfer your subscription rights to any of your affiliates. As used in this rights offering for this purpose, an affiliate means any person (including a partnership, corporation or other legal entity, such as a trust or estate) which controls, is controlled by or is under common control with you. Your subscription rights also may be transferred by operation of law. For example, a transfer of subscription rights to your estate upon your death would be permitted. If your subscription rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by the subscription agent prior to the expiration time of this rights offering.

Exercise of Subscription Rights

You may exercise your subscription rights by delivering to the subscription agent on or prior to the expiration time:

•	a properly completed and duly executed subscription rights certificate;

•	any required signature guarantees or other supplemental documentation; and

•	payment in full of $2.00 per share of our Class A Common Stock subscribed for pursuant to your subscription rights.

You should deliver your subscription rights certificate and payment to the subscription agent at the address set forth in this section under the heading “Subscription Agent.” We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of subscription rights.

You bear all risk for the method of delivery of subscription rights certificates, any necessary accompanying documents and payment of the subscription price to the subscription agent. If you send the subscription rights certificate and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

We reserve the right to reject any exercise of subscription rights if the exercise does not fully comply with the terms of this rights offering or is not in proper form or if the exercise of rights would be unlawful.

Method of Payment

Payment for the shares of our Class A Common Stock subscribed for must be made by check or bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Computershare Trust Company, N.A. acting as Subscription Agent for BankAtlantic Bancorp, Inc.”. Payment will be deemed to have been received by the subscription agent only upon the subscription agent’s receipt of any certified check, bank draft drawn upon a U.S. bank or money order or, in the case of an uncertified personal check, receipt and clearance of such check.

Please note that funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration time to ensure that the subscription agent receives cleared funds before that time. We also urge you to consider payment by means of a certified or cashier’s check or money order.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your rights to the subscription agent before the expiration time, you may exercise your subscription rights by complying with the following guaranteed delivery procedures:

•	provide your payment in full of the subscription price for each share of Class A Common Stock being subscribed for pursuant to the subscription rights to the subscription agent before the expiration time;

•	deliver a notice of guaranteed delivery to the subscription agent at or before the expiration time; and

•	deliver the properly completed subscription rights certificate evidencing the subscription rights being exercised, with any required signatures medallion guaranteed, to the subscription agent, within three business days after the date on which this rights offering expired.

Your notice of guaranteed delivery must be substantially in the form provided to you with your subscription rights certificate. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature medallion guarantee program acceptable to the subscription agent. In your notice of guaranteed delivery you must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificate, the number of shares of our Class A Common Stock you are subscribing for pursuant to your subscription rights; and

•	your guarantee that you will deliver to the subscription agent any subscription rights certificates evidencing the subscription rights you are exercising within three business days following the date on which this rights offering expired.

You may deliver the notice of guaranteed delivery to the subscription agent in the same manner as the subscription rights certificate at the addresses set forth in this section under the heading “Subscription Agent.”

Eligible institutions may also transmit the notice of guaranteed delivery to the subscription agent by facsimile transmission to (617) 360-6810 . To confirm facsimile deliveries, you may call (781) 575-2332.

The information agent will send you additional copies of the form of notice of guaranteed delivery if you need them. Shareholders may call the information agent at (888) 219-8320, and banks and brokers may call the information agent at (212) 440-9800.

Signature Guarantees

Signatures on the subscription rights certificate do not need to be guaranteed if either the subscription rights certificate provides that the shares of our Class A Common Stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription rights certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other subscription rights certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Exchange Act, subject to the standards and procedures adopted by the subscription agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Rights of Subscribers

Your exercise of subscription rights in this rights offering will give you no additional rights as a shareholder until the shares of our Class A Common Stock you have subscribed for in this rights offering are issued to you.

No Revocation of Exercised Subscription Rights

Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of your subscription rights, even if the subscription period has not yet ended, we extend the subscription period, you later learn information about us that you consider to be unfavorable or the market price of our Class A Common Stock is below the $2.00 per share purchase price. However, if we make an amendment to this rights offering that we believe to be material, we will extend this rights offering and offer all rights holders the right to revoke any subscription submitted prior to such amendment upon the terms and conditions we set forth in the amendment. The extension of the expiration date of this rights offering will not, in and of itself, be a material amendment for these purposes. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our Class A Common Stock at a price of $2.00 per share.

Issuance of Our Class A Common Stock

Unless we earlier terminate this rights offering, the shares of our Class A Common Stock purchased in this rights offering will be issued as soon as practicable following the expiration of this rights offering to those rights holders who have timely and properly completed, signed and delivered a subscription rights certificate together with payment of the subscription price for each share of our Class A Common Stock subscribed for. Shares of our Class A Common Stock are currently represented by certificates; however, our board of directors may authorize the issuance of shares of our Class A Common Stock without certificates. Accordingly, the shares of our Class A Common Stock purchased in this rights offering will be represented by certificates unless our board of directors authorizes that these shares be uncertificated, in which case the shares will be deposited in a book-entry account held on your behalf.

Your payment of the aggregate subscription price for shares of our Class A Common Stock subscribed for will be retained by the subscription agent and will not be delivered to us unless and until your subscription is accepted and you are issued your shares of our Class A Common Stock. You will not be paid any interest on funds paid to the subscription agent, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of the Company with respect to the shares of our Class A Common Stock subscribed for in this rights offering until the certificates, if any, representing such shares are issued to you or, if the shares are uncertificated, the shares are deposited in the book-entry account held on your behalf. You will be deemed the owner of the shares of our Class A Common Stock you purchased pursuant to your exercise of subscription rights upon the issuance of the certificates representing the shares or the deposit of the shares in the applicable book-entry account. Unless otherwise instructed in the subscription rights certificate, the shares issued to you pursuant to your exercise of subscription rights will be registered in your name or the name of your nominee, if applicable. We will not issue any fractional shares of our Class A Common Stock.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of our Class A Common Stock or Class B Common Stock for the account of others as a nominee holder, you should promptly notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificate and submit it, together with any other required documentation and payment in full for the shares subscribed for, to the subscription agent.

If you are a beneficial owner of our Class A Common Stock or Class B Common Stock held by a nominee holder, such as a broker, dealer or bank, we will ask your broker, dealer, bank or other nominee to notify you of this rights offering. If you wish to purchase shares of our Class A Common Stock in this rights offering, you should promptly contact the nominee holder and ask him or her to effect transactions in accordance with your instructions.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of shares of our Class A Common Stock being subscribed for on your subscription rights certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of our Class A Common Stock that could be subscribed for with the payment that the subscription agent receives from you. If the aggregate subscription price paid by you exceeds the amount necessary to purchase the number of shares for which you have indicated an intention to purchase, then you will be deemed to have exercised your subscription rights in full to the extent of the payment tendered to purchase that number of whole shares of our Class A Common Stock equal to the quotient obtained by dividing the payment tendered by the subscription price. Any remaining amount shall be returned to you by mail, without interest or deduction, as soon as practicable after the expiration of this rights offering and after all prorations and adjustments contemplated by the terms of this rights offering have been effected.

Our Determinations will be Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in any exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived by us or cured within such time as we determine in our sole discretion. Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription rights certificate or incur any liability for failure to give you that notice.

Regulatory Limitations

Because we are a unitary savings and loan holding company, the OTS has the authority to, among other things, prevent individuals and entities from acquiring control of us. Under the applicable rules and regulations of the OTS, if, after giving effect to the number of shares of our Class A Common Stock you subscribe for in this rights offering, you, directly or indirectly, or through one or more subsidiaries, or acting in concert with one or more other persons or entities, will own (i) more than 10% of our Class A Common Stock and one or more specified control factors exist, then you will be determined, subject to your right of rebuttal, to have acquired control of us or (ii) more than 25% of our Class A Common Stock, then you will be conclusively determined to have acquired control of us, regardless of whether any control factors exist. Accordingly, subject to certain limited exceptions, you will be required to rebut such determination of control or obtain the approval of the OTS relating to such acquisition of control, as the case may be, prior to acquiring the number of shares of our Class A Common Stock in this rights offering which would cause your ownership of our Class A Common Stock to exceed either of the thresholds set forth above. We will not be required to issue to you shares of our Class A Common Stock subscribed for in this rights offering until you obtain all required clearances and approvals, including, without limitation, the approval of the OTS, to own or control such shares.

As of August 24, 2009, we had a total of 10,283,906 shares of our Class A Common Stock issued and outstanding. In the event this rights offering is fully subscribed for, there will be approximately 60,283,906 shares of our Class A Common Stock issued and outstanding after this rights offering; however, we do not expect that all of the subscription rights will be exercised and, accordingly, cannot state with certainty the number of shares of our Class A Common Stock that you will be permitted to purchase without receiving the prior approval of the OTS. You are urged to consult with your own legal counsel regarding whether to seek the prior approval of the OTS in connection with your exercise of the subscription rights issued to you.

As the holder of all of the issued and outstanding shares of our Class B Common Stock and approximately 23% of the issued and outstanding shares of our Class A Common Stock, BFC has previously received all required regulatory approvals, including, without limitation, the approval of the OTS, relating to its control of us and ownership of our common stock and, accordingly, BFC may acquire shares of our Class A Common Stock in this rights offering without obtaining any additional approval of the OTS.

Shares of Our Class A Common Stock Issued and Outstanding After this Rights Offering

As of August 24, 2009, we had issued and outstanding 10,283,906 shares of our Class A Common Stock. Assuming we issue all of the shares of our Class A Common Stock offered in this rights offering,

approximately 60,283,906 shares of our Class A Common Stock will be issued and outstanding after this rights offering. This would represent an increase of approximately 486.2% in the number of issued and outstanding shares of our Class A Common Stock. If you do not fully exercise your subscription rights but others do, the percentage of our Class A Common Stock that you hold will decrease.

In addition, we have and will continue to evaluate the advisability of other stock offerings and other future actions involving the issuance of our securities, including through future rights offerings or offers exchanging our common stock for outstanding indebtedness. We could also pursue these financings at the Company level or directly at BankAtlantic or both. Additional offerings of our Class A Common Stock or securities convertible into or exchangeable for our Class A Common Stock will have the affect of increasing the number of issued and outstanding shares of our Class A Common Stock. Issuances of equity directly at BankAtlantic would dilute the Company’s interest in BankAtlantic. Our outstanding indebtedness at June 30, 2009 consisted primarily of approximately $300 million of indebtedness under our trust preferred junior subordinated debentures. The issuance of our Class A Common Stock in exchange for all or a substantial portion of this indebtedness could be extremely dilutive to existing shareholders.

Fees and Expenses

We will pay all fees charged by the subscription agent and the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights, and none of the Company, the subscription agent nor the information agent will pay those expenses.

Subscription Agent

We have appointed Computershare Trust Company, N.A. as subscription agent for this rights offering.

You can contact the subscription agent by first class mail at Computershare c/o Voluntary Corporate Actions, P.O. Box 43011 Providence, RI 02940-3011 or by express mail or overnight courier at Computershare c/o Voluntary Corporate Actions, Suite V, 250 Royall Street, Canton, MA 02021.

You should deliver your subscription rights certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the subscription agent. We will pay the fees and certain expenses of the subscription agent, which we estimate will total approximately $20,000. Under certain circumstances, we may indemnify the subscription agent from certain liabilities that may arise in connection with this rights offering.

Information Agent

We have appointed Georgeson Inc. as information agent for this rights offering. The information agent will be responsible for delivery of rights offering materials to certain nominee holders. The information agent will also operate a toll free telephone number to answer questions from shareholders relating to this rights offering. Shareholders may contact the information agent by telephone at (888) 219-8320, and banks and brokers may contact the information agent by telephone at (212) 440-9800.

We will pay the fees and certain expenses of the information agent, which we estimate will total approximately $25,000. Under certain circumstances, we may indemnify the information agent from certain liabilities that may arise in connection with this rights offering.

No Recommendations

Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Important

DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION RIGHTS CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST SEVEN BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER.

If You Have Questions

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this document or the form of notice of guaranteed delivery, you should contact:

Information Agent
Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038
Shareholders: 888-219-8320
Banks and Brokers: 212-440-9800

PLAN OF DISTRIBUTION

On or about August 28, 2009, we will distribute at no cost the subscription rights and copies of this prospectus supplement and the accompanying base prospectus to all holders of record of our Class A Common Stock and Class B Common Stock at 5:00 p.m., New York City time, on August 24, 2009. If you wish to exercise your subscription rights, you must complete and submit the subscription certificate included with this prospectus and provide payments for the shares of our Class A Common Stock to the subscription agent, before September 29, 2009 at the address on page S-31. If you have any questions, you should contact the information agent, Georgeson Inc., at the applicable telephone number and address on page S-31. See “The Rights Offering — Exercise of Subscription Rights.” Please read the instructions on page S-27 for more information on how to exercise your rights.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the material federal income tax consequences to you as a U.S. shareholder of the Company and to us as a result of the receipt, lapse or exercise of the subscription rights distributed to you in this rights offering. This discussion does not address the tax consequences of this rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, this discussion does not address certain types of investors, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of our common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. shareholder.

For purposes of this disclosure, a U.S. shareholder is a holder of our common stock that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, partnership or other entity created in, or organized under the laws of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust that either:

•	the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust; or

•	was in existence on August 20, 1996, was treated as a U.S. person on the previous day and elected to continue to be so treated.

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial authority and current administrative rules and practice, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed herein, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. We have not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below. This discussion assumes that the shares of our common stock you currently own and the subscription rights and shares of our Class A Common Stock issued to you in this rights offering constitute capital assets within the meaning of Section 1221 of the Code.

Receipt and exercise of the subscription rights distributed in this rights offering is intended to be nontaxable to shareholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, this rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

Taxation of Shareholders

Receipt of subscription rights.  You will not recognize any gain or other income upon your receipt of subscription rights in respect of your shares of our common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of the subscription rights you receive as a distribution with respect to your shares of our common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the rights) of the shares of our common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your shares of our common stock to the subscription rights, then upon exercise of the subscription rights, your basis in your shares of our common stock will be allocated between your shares of our common stock and your subscription rights in proportion to the fair market value of each on the date the subscription rights are issued. In addition, your holding period for a subscription right will include your holding period for the shares of our common stock with respect to which the subscription right is issued.

Expiration of subscription rights.  You will not recognize any loss upon the expiration of a subscription right, as no basis will be allocated to such subscription rights.

Exercise of subscription rights.  You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of our Class A Common Stock that you purchase in this rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of our Class A Common Stock purchased in this rights offering will begin on the date that you exercise your subscription rights.

Taxation of the Company

We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights or the receipt of payment for shares of our Class A Common Stock upon exercise of the subscription rights.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THIS RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

LEGAL MATTERS

The validity of the shares of our Class A Common Stock offered hereby will be passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., of Miami, Florida.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus supplement and the accompanying base prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file quarterly, annual, and current reports, proxy statements and other reports with the SEC. You can read and copy our public documents filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s Public Reference Rooms.

Our filings with the SEC are also available from its Internet website at http://www.sec.gov. Our Class A Common Stock is listed on the New York Stock Exchange under the trading symbol “BBX.”

The information in this prospectus supplement and the accompanying base prospectus may not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying base prospectus, as well as the information incorporated by reference in this prospectus supplement and the accompanying base prospectus, before making an investment decision. We have filed a shelf registration statement on Form S-3 with the SEC covering, among other securities which we may issue from time to time in the future, the securities offered by this prospectus supplement. This prospectus supplement and the accompanying base prospectus, which forms a part of the shelf registration statement, do not contain all of the information included in the shelf registration statement. For further information about us and the securities offered by this prospectus supplement, you should refer to the shelf registration statement and its exhibits. You can obtain the full shelf registration statement from the SEC as indicated above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying base prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

(i) Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 16, 2009;

(ii) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 11, 2009;

(iii) Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the SEC on August 10, 2009;

(iv) Our Current Report on Form 8-K filed with the SEC on May 19, 2009;

(v) Our Current Report on Form 8-K filed with the SEC on August 24, 2009;

(vi) The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2009, that are deemed “filed” with the SEC under the Exchange Act;

(vii) The description of our Class A Common Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A, filed with the SEC on June 25, 1997; and

(viii) Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act until we complete our offering of all of the securities under this prospectus supplement.

This prospectus supplement and the accompanying base prospectus incorporate documents by reference that are not presented or delivered with this document. You may review and obtain these documents at our Internet website at www.bankatlanticbancorp.com, provided that no other information on our Internet website shall be deemed incorporated by reference. We will provide without charge to each person, including any beneficial owner, to whom this document is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Investor Relations
BankAtlantic Bancorp, Inc.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(954) 940-5000

PROSPECTUS

BankAtlantic Bancorp, Inc.

$100,000,000
Class A Common Stock
Preferred Stock
Debt Securities
Subscription Rights

We may from time to time offer and sell in one or more offerings, together or separately, any combination of the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $100,000,000. We will specify in an accompanying prospectus supplement the specific terms of any offering and the securities offered.

Our Class A Common Stock is listed on the New York Stock Exchange under the trading symbol “BBX.” The last reported sale price of our Class A Common Stock on July 7, 2008 was $1.76 per share.

You should read this prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus and any prospectus supplement carefully before you invest. The securities offered by this prospectus may be sold directly by us to purchasers, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The price to the public and the net proceeds we expect to receive from any sale of the securities offered hereby will also be set forth in a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risk factors discussed in the section entitled “ Risk Factors” on page 2 of this prospectus and in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and in any Quarterly Report on Form 10-Q, as well as any prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 8, 2008.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to the “Company,” “we,” “our” or “us” refer to BankAtlantic Bancorp, Inc. and its consolidated subsidiaries.

The information contained in this prospectus is not complete and may be changed. You should rely only on the information provided in or incorporated by reference in this prospectus, any prospectus supplement, or documents to which we otherwise refer you. We have not authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings up to a total amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplement, includes all material information relating to this offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s website (www.sec.gov) or at the SEC’s Public Reference Room described under the heading “Where You Can Find More Information.”

BANKATLANTIC BANCORP, INC.

We are a Florida-based holding company that owns BankAtlantic and its subsidiaries. BankAtlantic provides a full line of products and services encompassing retail and business banking. We report our operations through two business segments consisting of BankAtlantic and BankAtlantic Bancorp, the parent company. On February 28, 2007, the Company completed the sale to Stifel Financial Corp. (“Stifel”) of Ryan Beck Holdings, Inc. (“Ryan Beck”), a subsidiary engaged in retail and institutional brokerage and investment banking. As a consequence, the Company exited this line of business.

BankAtlantic is a federally-chartered, federally-insured savings bank organized in 1952. It is one of the largest financial institutions headquartered in Florida and provides traditional retail banking services and a wide range of business banking products and related financial services through a network of more than 100 branches or “stores” in southeast Florida and the Tampa Bay area, primarily in the metropolitan areas surrounding the cities of Miami, Ft. Lauderdale, West Palm Beach and Tampa, which are located in the heavily-populated Florida counties of Miami-Dade, Broward, Palm Beach, Hillsborough and Pinellas.

Our Internet website address is www.bankatlanticbancorp.com. Our principal executive office is located at 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309. Our telephone number is (954) 940-5000. Our Internet website and the information contained in or connected to our Internet website are not incorporated into, and are not part of this prospectus.

As of March 31, 2008, we had total consolidated assets of approximately $6.4 billion, total deposits of approximately $4.0 billion and stockholders’ equity of approximately $434 million.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described under the heading “Risk Factors” contained in any prospectus supplement, in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, as well as all of the other information contained or incorporated by reference into this prospectus and any prospectus supplement, including our financial statements and related notes, before investing in our securities. If any of the possible events described in those sections actually occur, our business, business prospects, cash flow, results of operations or financial condition could be harmed. Additional risks and uncertainties not presently known to us may also adversely impact our operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this prospectus and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties that could change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services; credit risks and loan losses, and the related sufficiency of the allowance for loan losses, including the impact on the performance of our loan portfolio, the credit quality of our assets and the value of our real estate owned of a sustained downturn in the real estate market and other changes in the real estate markets in our trade area, and where our collateral is located; the quality of our residential land acquisition and development loans and home equity loans, and the impact of conditions specifically in those market sectors; the risks of additional charge-offs, impairments and required increases in our allowance for loan losses; changes in interest rates and the effects of, and changes in, trade, monetary and fiscal policies and laws, including their impact on BankAtlantic’s net interest margin; adverse conditions in the stock market, the public debt market and other capital markets and the impact of such conditions on our activities, the value of our assets and the ability of our borrowers to service their debt obligations; BankAtlantic’s seven-day banking initiatives and other growth, marketing or advertising initiatives not resulting in continued growth of core deposits or producing results which do not justify their costs; the success of our expense reduction initiatives and the ability to achieve additional cost savings; the success of BankAtlantic’s new stores and achieving growth and profitability at stores in the time frames anticipated, if at all; and the impact of periodic testing of goodwill, deferred tax assets and other intangible assets for impairment. Past performance, actual or estimated new account openings and growth rate may not be indicative of future results. Additionally, we hold an investment in the equity securities of Stifel as a result of the sale of Ryan Beck subjecting us to the risk of changes in the value of Stifel shares and warrants varying over time, and the risk that no gain on these securities will be realized. The earn-out amounts payable under the agreement with Stifel are contingent upon the performance of individuals and divisions of Ryan Beck which are now under the exclusive control and direction of Stifel, and there is no assurance that we will be entitled to receive any earn-out payments. In addition to the risks and factors identified above, reference is also made to other risks and factors described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q. The Company cautions that the foregoing factors are not exclusive.

USE OF PROCEEDS

Unless otherwise indicated in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which could include the repayment of debt or repurchases of our Class A Common Stock, and to support BankAtlantic. We may also use a portion of the net proceeds to acquire or invest in other companies, businesses or assets. At the present time, we have not entered into any agreements in principle relating to any material acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES

The table below contains our consolidated ratio of earnings to fixed charges for each of the periods indicated (dollar amounts in thousands):

	Three Months Ended
	March 31,		Year Ended December 31,
	2008	2007	2007	2006		2005		2004		2003

Ratio of earnings to fixed charges	N/A	N/A	N/A	1.19	x	1.44	x	1.89	x	1.39	x
Deficiency of earnings to fixed charges	$(39,651)	$(3,056)	$(57,584)	N/A		N/A		N/A		N/A

We computed the ratio of earnings to fixed charges by dividing earnings from continuing operations by fixed charges. For purposes of computing this ratio, “earnings” consist of income from continuing operations before provision for income taxes, extraordinary charges and changes in accounting principles plus fixed charges. “Fixed charges” consist of the sum of interest expense on indebtedness and interest expense on deposits and an estimate of the interest component of rent expense.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell under this prospectus. These summaries are not meant to be a complete description of each security. This prospectus, together with any accompanying prospectus supplement, will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material terms of our capital stock. For the complete terms of our capital stock you should read the more detailed provisions of our Restated Articles of Incorporation and Amended and Restated Bylaws, as well as the applicable provisions of the Florida Business Corporation Act. See “Where You Can Find More Information.”

Our authorized capital stock consists of 150,000,000 shares of Class A Common Stock, par value $0.01 per share, 45,000,000 shares of Class B Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Holders of our Class A and Class B Common Stock are not entitled to preemptive rights. As of June 30, 2008, we had 51,410,037 shares of Class A Common Stock and 4,876,124 shares of Class B Common Stock issued and outstanding, and no shares of preferred stock were outstanding.

Common Stock

Voting Rights

Except as provided by law or as specifically provided in our Restated Articles of Incorporation, holders of our Class A Common Stock and Class B Common Stock vote as a single group. Each share of Class A Common Stock is entitled to one vote and the Class A Common Stock represents in the aggregate 53% of the total voting power of the Class A Common Stock and Class B Common Stock. Each share of Class B Common Stock is entitled to the number of votes per share which will represent in the aggregate 47% of the total voting power of the Class A Common Stock and Class B Common Stock. The fixed voting percentages will be eliminated, and shares of Class B Common Stock will be entitled to only one vote per share, from and after the date that BFC Financial Corporation (“BFC”) or its affiliates no longer own in the aggregate at least 2,438,062 shares of Class B Common Stock (which amount is one-half the number of shares it now holds).

Under current Florida law, holders of our Class A Common Stock are entitled to vote as a separate voting group and would therefore have an effective veto power on amendments to our Restated Articles of Incorporation which would have any of the following effects:

•	effect an exchange or reclassification of all or part of the shares of Class A Common Stock into shares of another class of stock;

•	effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class of stock into shares of Class A Common Stock;

•	change the designation, rights, preferences, or limitations of all or a part of the shares of Class A Common Stock;

•	change all or a portion of the shares of Class A Common Stock into a different number of shares of Class A Common Stock;

•	create a new class of shares which have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of Class A Common Stock; or

•	increase the rights, preferences or number of authorized shares of any class of shares that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to the shares of Class A Common Stock.

Under current Florida Law, holders of Class B Common Stock are entitled to vote as a separate voting group and would therefore have effective veto power on amendments to our Restated Articles of Incorporation which would affect the rights of the Class B Common Stock in substantially the same manner as described above.

Further, under Florida law, holders of Class A Common Stock and Class B Common Stock will be entitled to vote as a separate voting group on any plan of merger or plan of share exchange that contains a provision which, if included in a proposed amendment to our Restated Articles of Incorporation, would require their vote as a separate voting group.

In addition to the rights afforded to our shareholders under Florida law, our Restated Articles of Incorporation provide that the approval of the holders of our Class B Common Stock, voting as a separate voting group, will be required before any of the following actions may be taken:

•	the issuance of any additional shares of Class B Common Stock, other than a stock dividend issued to holders of Class B Common Stock;

•	the reduction of the number of outstanding shares of Class B Common Stock (other than upon conversion of the Class B Common Stock into Class A Common Stock or upon a voluntary disposition to us); or

•	any amendments of the capital stock provisions of our Restated Articles of Incorporation.

Our board of directors is classified into three classes with staggered terms of three years. Cumulative voting is not provided for in our Restated Articles of Incorporation, which means that the holders of shares of common stock representing a majority of the votes cast can elect all of the directors then standing for election.

Convertibility of Class B Common Stock into Class A Common Stock; Ownership Restrictions on Class B Common Stock

Holders of Class B Common Stock possess the right, at any time, to convert any or all of their shares into shares of Class A Common Stock on a share-for-share basis. Only BFC and its affiliates may hold Class B Common Stock and, accordingly, sales of Class B Common Stock to unaffiliated parties would require the conversion of those shares to Class A Common Stock prior to or contemporaneously with the sale. However, the sale of BFC or any other change in control of BFC would not result in the conversion of the shares of Class B Common Stock held by BFC into shares of Class A Common Stock.

Dividends and Other Distributions; Liquidation Rights

Holders of Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by our board of directors out of legally available assets. Any distribution per share with respect to Class A Common Stock will be identical to the distribution per share with respect to Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of Class A Common Stock may be declared and issued only in the form of Class A Common Stock while a dividend or other non-cash distribution to holders of Class B Common Stock may be declared and issued in the form of either Class A Common Stock or Class B Common Stock at the discretion of our board of directors, provided that the number of any shares so issued or any non-cash distribution is the same on a per share basis.

Upon any liquidation, the assets legally available for distribution to shareholders will be distributed ratably among the holders of Class A Common Stock and Class B Common Stock.

Transfer Agent

The transfer agent for our Class A Common Stock is American Stock Transfer & Trust Company. The transfer agent’s address is 59 Maiden Lane, Plaza Level, New York, New York 10038.

Preferred Stock

Pursuant to our Restated Articles of Incorporation, our board of directors has the authority, without further action by our shareholders (unless shareholder action is required by applicable law), to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, voting powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will fix the designations, voting powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

Under current Florida law, the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our Restated Articles of Incorporation if the amendment would change the par value or, unless our Restated Articles of Incorporation provide otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Class A Common Stock.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms under which the preferred stock may be convertible into or exchangeable for our Class A Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Class A Common Stock or our other securities that the holders of the preferred stock receive upon conversion or exchange would be subject to adjustment.

Certain Anti-Takeover Effects

The terms of our Class A and Class B Common Stock make the sale or transfer of control of the Company or the removal of incumbent directors unlikely without the concurrence of BFC, the holder of all of our Class B Common Stock. Our Restated Articles of Incorporation and Amended and Restated Bylaws also contain other provisions which could have anti-takeover effects. These provisions include, without limitation:

•	the authority of our board of directors to issue additional shares of preferred stock and to fix the relative rights and preferences of the preferred stock without additional shareholder approval;

•	the division of our board of directors into three classes of directors with three-year staggered terms; and

•	certain notice procedures to be complied with by shareholders in order to make shareholder proposals or nominate directors.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of the debt securities that we may offer. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. We will also indicate in the prospectus supplement whether the general terms and provisions that we describe in this prospectus apply to that particular series of debt securities. For a complete description of the material terms of a particular issue of debt securities, you must refer to both the prospectus supplement relating to that series and to the following description.

If issued, we will issue the debt securities under an indenture between us and U.S. Bank Trust National Association, as trustee. The indenture is subject to, and governed by, the Trust Indenture Act of 1939. We have filed a copy of the form of indenture as an exhibit to the registration statement of which this prospectus forms a part. We have summarized the material portions of the indenture below, but you should read the indenture for other provisions that may be important to you. We qualify the following summary in its entirety by reference to the provisions of the indenture.

General

The debt securities will be our direct unsecured general obligations. We will establish the terms of each series of debt securities that we will issue under the indenture by a resolution of our board of directors. We will detail the terms of the debt securities that we will offer in an officers’ certificate under the indenture or by a supplemental indenture. We will describe the particular terms of each series of debt securities that we issue in a prospectus supplement relating to that series. The specific terms described in any prospectus supplement may differ from the terms described below.

Under the indenture, we can issue an unlimited amount of debt securities, including debt securities that are convertible into or exchangeable for our other securities, including our common stock. We may issue the debt securities:

•	in one or more series;

•	with the same or various maturities;

•	at par;

•	at a premium; or

•	at a discount.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the initial offering price;

•	the aggregate principal amount of that series of debt securities;

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the maturity date;

•	the per annum rate or rates (which may be fixed or variable) or the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest;

•	the date or dates from which interest will accrue;

•	the date or dates on which interest will commence and be payable;

•	any regular record date for the interest payable on any interest payment date;

•	the place or places where we will pay the principal, premium and interest with respect to the debt securities;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities under any sinking fund or similar provisions or at the option of a holder of debt securities;

•	the denominations in which we will issue the debt securities, if we issue them other than in denominations of $1,000 and any integral multiple thereof;

•	whether we will issue the debt securities in the form of certificated debt securities or global securities;

•	the currency of denomination of the debt securities;

•	any addition to or change in the events of default that are described in this prospectus or in the indenture;

•	any change in the acceleration provisions that are described in this prospectus or in the indenture;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that provide that we must only pay an amount less than our stated principal amount if our maturity date accelerates. In the prospectus supplement, we will also provide you with information on the United States federal income tax considerations and other special considerations that apply to any of the particular debt securities.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement the terms under which a series of debt securities may be convertible into or exchangeable for our Class A Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Class A Common Stock or our other securities that the holders of the series of debt securities receive upon conversion or exchange would be subject to adjustment.

Form, Exchange and Transfer

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or DTC, as depositary, or a nominee of DTC (a “book-entry debt security”), or a certificate issued in definitive registered form (a “certificated debt security”).

We will describe whether the particular series of debt securities will be a book-entry debt security or a certificated debt security in the applicable prospectus supplement. Except as described under “Global Debt Securities and Book-Entry System” below, we will not issue book-entry debt securities in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or at paying agencies as provided for in the indenture. We will not charge you any service charge for any transfer or exchange of certificated debt securities, but may require you to pay a sum sufficient to cover any tax or other governmental charge that may be required in connection with your transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal, premium and interest on certificated debt securities only by surrendering the certificate representing your certificated debt securities. After you surrender your certificated debt securities, we or the trustee will reissue your certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Global Debt Securities and Book-Entry System

A global debt security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same:

•	original issue date;

•	date or dates on which we must pay principal and interest; and

•	interest rate or method of determining interest.

We will deposit each global debt security representing book-entry debt securities with, or on behalf of, the depositary and will also register the global debt security in the name of the depositary or its nominee. The depositary has indicated that it intends to follow the procedures described below with respect to book-entry debt securities.

Only persons who have accounts with the depositary for the related global debt security, or participants, or a person that holds an interest through a participant may own beneficial interests in book-entry debt securities. When we issue a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the appropriate principal amounts of the book-entry debt securities that the participant owns. Any dealers, underwriters or agents participating in the distribution of the book-entry debt securities will designate the accounts that the depositary will credit. Ownership of book-entry debt securities will be shown on, and the transfer of the ownership interests in book-entry debt securities will be effected only through, records that the depositary maintains for the related global debt security (for interests of participants) and records that the participants maintain (for interests of persons holding through participants). The laws of some states may require that some purchasers of securities take physical delivery of their securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities, because we will not issue book-entry debt securities in certificated form, except under the special circumstances that are described below.

So long as the depositary, or its nominee, is the registered owner of a global debt security, we will consider the depositary or its nominee as the sole owner or holder of the book-entry debt securities represented by the associated global debt security for all purposes under the indenture. Except as described in this prospectus or the applicable prospectus supplement, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names and will not receive or be entitled to receive physical delivery of a certificate in definitive form representing their securities. We will not consider beneficial owners of book-entry debt securities the owners or holders of those securities under the indenture. As a result, to exercise any rights of a holder under the indenture, each person beneficially owning book-entry debt securities must rely on the depositary’s procedures for the related global debt security and, if that person is not a participant, on the procedures of the participant through which that person owns its interest.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise some rights of holders of debt securities, and the indenture provides that we, the trustee and our and their respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities under the indenture.

We will make payments of the principal, premium and interest on the book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for:

•	any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security; or

•	maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect the depositary, upon receipt of any payment of the principal, premium or interest with respect to a global debt security, will immediately credit the participants’ accounts with payments in amounts proportionate to the amounts of book-entry debt securities they each hold, as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days. In addition, we may at any time and in our sole discretion determine not to have any of the book-entry debt securities of any series represented by one or more global debt securities and, in that event, we will issue certificated debt securities in exchange for the global debt securities of that series. Holders of global debt securities may exchange their global debt securities for certificated debt securities if an event of default under the book-entry debt securities represented by those global debt securities has occurred and is continuing. We will register any certificated debt securities that we issue in exchange for a global debt security in the name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the previous information in this section concerning the depositary and the depositary’s book-entry registration and transfer system from sources we believes to be reliable, but take no responsibility for the accuracy of this information.

Consolidation, Merger and Sale of Assets

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indenture will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to the Company or acquirer of our assets must assume all of our obligations under the indenture or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities, the person with whom we consolidate or merge or to whom we sell all of our assets must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Covenants

Unless stated otherwise in the applicable prospectus supplement and in a supplement to the indenture, a resolution of our board of directors or an officers’ certificate delivered under the indenture, the debt securities will not contain any restrictive covenants, including covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guaranteeing any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting us or any of our subsidiaries from entering into any sale and leaseback transactions.

Events of Default Under the Indenture

Under the indenture, an “event of default” means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and the continuance of that default for a period of 30 days (unless we deposit the entire amount of the payment with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, when and as due on any debt security of that series;

•	default in the performance or breach of any of our other covenants or warranties in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	some events of bankruptcy, insolvency or reorganization of the Company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default for a particular series of debt securities, except for the events of default relating to events of bankruptcy, insolvency or reorganization, will necessarily constitute an event of default for any other series of debt securities.

If an event of default for debt securities of any series occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and premium of all debt securities of that series. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) and premium of all outstanding debt securities will become and be immediately due and payable without any declaration or other act by the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series, but before the trustee has obtained a judgment or decree for payment of the money due, the holders of a majority in principal amount of the outstanding debt securities of that series may, subject to us having paid or deposited with the trustee a sum sufficient to pay overdue interest and principal that has become due other than by acceleration and certain other conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal and premium with respect to debt securities of that series, have been cured or waived as provided in the indenture. For information as to waiver of defaults see the discussion under “Modification of Indenture; Waiver” below. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of the discount securities upon the occurrence of an event of default and the continuation of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to some rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given the trustee written notice of a continuing event of default under the debt securities of that series; and

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal, premium and any interest with respect to that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 90 days after the end of our fiscal year, to furnish to the trustee a statement of our compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification of Indenture; Waiver

We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We and the trustee may not make any modification or amendment without the consent of the holder of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment or waiver;

•	reduce the rate of, or extend the time for payment of, interest (including default interest) on any debt security;

•	reduce the principal of, or premium on, or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the deposit of any sinking fund payment or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal, premium or interest with respect to any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from that acceleration);

•	make the principal, premium or interest with respect to any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal, premium and interest with respect to those debt securities and to institute suit for the enforcement of any payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for certain specified provisions of the indenture, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with the provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of that series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal, premium or any interest with respect to any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

The indenture provides that, unless the terms of the applicable series of debt securities provide otherwise, we may be discharged from any and all obligations under the debt securities of any series (except for some obligations to register the transfer or exchange of debt securities of the series, to replace stolen, lost or mutilated debt securities of the series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be discharged when we deposit with the trustee, in trust, money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest, and any mandatory sinking fund payments for the debt securities of that series on the stated maturity in accordance with the terms of the indenture and those debt securities.

We will be discharged only if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that holders of the debt securities of the series from which we wish to be discharged will:

•	not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge; and

•	will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with specified conditions, we may omit to comply with certain restrictive covenants contained in the indenture, as well as any additional covenants contained in a supplement to the indenture, a resolution of our board of directors or an officers’ certificate delivered pursuant to the indenture.

The conditions include us:

•	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay principal, premium and interest, and any mandatory sinking fund payments or the debt securities of that series on the stated maturity in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax in the same amount and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

In the event we exercise our option not to comply with some covenants of the indenture with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations we have deposited with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“Foreign government obligations” means for the debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued the currency in question for the payment of which obligations its full faith and credit is pledged, which are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by and construed under the laws of the State of Florida.

DESCRIPTION OF SUBSCRIPTION RIGHTS

The following summary describes the general terms and provisions of the subscription rights to purchase shares of our Class A Common Stock or other securities that we may offer to our shareholders. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of subscription rights will be issued under a separate subscription agent agreement to be entered into between us and a bank or trust company, as subscription agent, that we will name in the applicable prospectus supplement. The subscription agent will act solely as our agent in connection with the certificates relating to the subscription rights and will not assume any obligation or relationship of agency or trust for or with any holders of subscription rights certificates or beneficial owners of subscription rights.

The prospectus supplement relating to any subscription rights we offer will include specific terms relating to the rights offering, including, among others:

•	the title of such subscription rights;

•	the securities for which such subscription rights are exercisable;

•	the exercise price for such subscription rights;

•	the number of such subscription rights issued to each shareholder;

•	the number of shares of Class A Common Stock or amount of any other securities purchasable upon exercise of the rights;

•	the extent to which such subscription rights are transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

•	the date on which the right to exercise such subscription rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such subscription rights include an over-subscription right with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the rights offering; and

•	any other terms of such subscription rights, including terms, procedures and limitations relating to the exchange and exercise of such subscription rights.

Each subscription right will entitle the holder of the subscription right to purchase for cash the number of shares of our Class A Common Stock or other securities at an exercise price set forth in, or determinable as set forth in, the applicable prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date for the subscription rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void and of no further force or effect.

Holders may exercise subscription rights as described in the applicable prospectus supplement. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue the shares of the securities purchasable upon exercise of the subscription rights. If less than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities covered by this prospectus through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement or supplements will describe the terms of the offering of the securities, including, as applicable:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters may be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship. We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Miami, Florida.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file quarterly, annual, and current reports, proxy statements and other reports with the SEC. You can read and copy our public documents filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC’s toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC’s Public Reference Room.

Our filings with the SEC are also available from its Internet website at www.sec.gov. Our Class A Common Stock is listed on the New York Stock Exchange under the trading symbol “BBX.”

The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus and any prospectus supplement as well as the information incorporated by reference in these documents before making an investment decision.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008;

•	Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on April 29, 2008;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the SEC on May 12, 2008;

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 5, 2008, that are deemed “filed” with the SEC under the Exchange Act;

•	the description of our Class A Common Stock, par value $0.01 per share, contained in our Registration Statement on Form 8-A, filed with the SEC on June 25, 1997; and

•	any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act until we complete our offering of all of the securities under this prospectus.

This prospectus incorporates documents by reference that are not presented or delivered with this prospectus. You may review and obtain these documents at our Internet website at www.bankatlanticbancorp.com, provided that no other information on our Internet website shall be deemed incorporated by reference. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Investor Relations
BankAtlantic Bancorp, Inc.
2100 West Cypress Creek Road
Fort Lauderdale, Florida 33309
(954) 940-5000

50,000,000 Shares

BankAtlantic Bancorp, Inc.

Class A Common Stock

Prospectus Supplement

August 28, 2009